Exhibit 10.19

MANAGEMENT AGREEMENT

FOR

GRAND HYATT MACAU

© 2006 Hyatt of Macau Ltd. All rights reserved.

This document is proprietary to Hyatt of Macau Ltd., and may not be copied, in whole or in part, without the express written permission of Hyatt of Macau Ltd.

GRAND HYATT MACAU

MANAGEMENT AGREEMENT

ARTICLE XVI	Further Instruments	36

ARTICLE XVII	Notices	36

ARTICLE XVIII	Applicable Law	37

ARTICLE XIX	Miscellaneous	37

Section 1.	Right to Make Agreement	37
Section 2.	Consents and Approvals	37
Section 3.	Entire Agreement	37
Section 4.	Survival and Continuation	38
Section 5.	Waiver	38
Section 6.	Proration	338
Section 7.	Costs and Expenses	38

ARTICLE XX	Early Termination	38

Section 1.	Performance Test	38
Section 2.	Cure Rights	39

ARTICLE XXI	Special Conditions	39

APPENDIX A	Statement of Profit and Loss	41

APPENDIX B	Schedule of Pre-Opening Expenses Format	42

APPENDIX C	Schedule of Initial Inventories and Working Capital Format	45

APPENDIX D	Key Operating Principles	46

GRAND HYATT MACAU

MANAGEMENT AGREEMENT

THIS AGREEMENT, dated this 18th day of June, 2006, by and between Melco Hotels and Resorts (Macau) Limited (hereinafter called “Owner”), a company organized in Macau Special Administrative Region, with its registered office at Avenida Xian Xing Hai, NO 105, Edificio Zhu Kuan, 19° andar, Petras A-C & K-N em Macau and place of business at 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong Special Administrative Region, People’s Republic of China (“Hong Kong”) and Hyatt of Macau Ltd. (hereinafter called “Hyatt”), a company organized in Hong Kong Special Administrative Region, with its registered office at Tricor Services Limited, Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong, and its principal place of business at Suite 1301, The Gateway, Tower I, 25 Canton Road, Kowloon, Hong Kong Special Administrative Region, People’s Republic of China, and a wholly-owned subsidiary of Hyatt International Corporation (hereinafter called “H.I.”).

WHEREAS, Owner is prepared to finance, plan, build, furnish, equip and decorate, in Macau Special Administrative Region, People’s Republic of China (“Macau”), a modern and outstanding hotel of “Grand Hyatt Standards” (as hereinafter defined) consisting of approximately 380 guest rooms and suites, including appropriate food and beverage outlets, banqueting and conference facilities, health (fitness) and recreational facilities, retail space and adequate parking space (collectively referred to as the “Hotel”) to be operated under standards comparable to those prevailing in “Grand Hyatt” hotels throughout the world; and

WHEREAS, Owner is developing a number of buildings and facilities on the Site (as hereinafter defined) including, without limitation, a first-class casino to be operated by an affiliate of Owner (the “Casino”) and additional hotel buildings including, without limitation, a hotel to be operated by Hyatt as a “Hyatt Regency” hotel (the “Regency”) in accordance with the terms of another Management Agreement (the “Hyatt Regency Agreement”);

WHEREAS, Hyatt is willing to provide the Hotel with management and related services; and

WHEREAS, Owner and Hyatt desire to enter into an agreement for Hyatt to render the aforesaid management and related services, upon the terms and conditions hereinafter set forth.

NOW THEREFORE, the parties hereto covenant and agree as follows:

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ARTICLE I

The Site and Design, Construction, Equipping

and Furnishing of the Hotel

Section 1. The Site. The Hotel shall be constructed upon lands to be granted to Owner located at Taipa, Macau S.A.R. on the Cotai Strip, in that area known (or to be known) as the “City of Dreams” (hereinafter called the “Site”). Owner shall execute and deliver an appropriate instrument supplemental hereto containing a description of the boundaries thereof.

Section 2. Construction, Furnishing and Equipping of the Hotel. On the Site, subject to applicable provisions set forth in Section 15 of Article III, Owner shall, at its expense, under a plan of financing which in Hyatt’s reasonable opinion is satisfactory and will assure the fulfillment of Owner’s obligations under this Agreement, and in accordance with the plans, specifications and designs substantially in conformity with H.I.’s Design and Engineering Recommendations and Minimum Standards for newly-constructed hotels and comparable to those prevailing in “Grand Hyatt” hotels around the world (the “Grand Hyatt Standards”), all of which shall be agreed upon by Owner and Hyatt both acting reasonably, and with all reasonable diligence build, equip, furnish and decorate the Hotel (as defined in Section 3 of this Article).

Section 3. The Hotel. The Hotel shall consist of:

A. That portion of the Site dedicated to the Hotel;

B. a hotel building or buildings or part of a building, completely air conditioned, with or with access to the Site

(1) areas and facilities including (a) approximately 380 guest rooms and suites, each with bathroom, (b) restaurants, bars and banquet, ballroom, meeting and other public rooms, (c) commercial space for the sale of merchandise, goods or services, (d) garage or other parking space for guests and employees, (e) storage and service support areas, (f) offices for employees, (g) health (fitness) and business centers, and (i) recreational facilities and areas;

(2) appropriate millwork and all installations and building systems necessary for the operation of the building(s) for hotel purposes (including, without limitation, elevator, heating, ventilating, air conditioning, electrical including lighting, plumbing including sanitary, refrigerating, telephone and communications, safety and security, laundry and kitchen installations and systems);

(3) all furniture and furnishings, which shall include guest room, office, public area, and other furniture, carpeting, draperies, lamps and similar items;

(4) kitchen and laundry (if necessary) equipment (it being recognized that the Hotel may use a valet or third party laundry service);

(5) special hotel equipment, and adequate spare parts therefor, which shall include (a) all equipment required for the operation of (i) guest rooms, including televisions, mini-bars and safes, (ii) banquet rooms, (iii) employee locker rooms, and (iv) a health (fitness) center, (b) office equipment, including computer hardware and software as selected by H.I. and being compatible with software selected by Owner for use in the Development, (c) dining room wagons, (d) material

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handling equipment, (e) cleaning and engineering equipment, and (f) motor vehicles as required for guest and employee transportation;

(6) dining room accessories, kitchen utensils, engineering tools and equipment, housekeeping utensils and miscellaneous equipment and accessories (hereinafter called “Ancillary Hotel Equipment”); and

(7) uniforms, china, glassware, linens and silverware and the like (hereinafter called “Operating Equipment”);

C. public grounds, gardens and other landscaping features and facilities;

D. fully furnished accommodation with necessary related facilities which shall be furnished in accordance with H.I. standards and specifications for the General Manager of the Hotel (as hereinafter defined) and expatriate personnel; and

E. such other facilities and appurtenances;

as are necessary or desirable for the operation of the Hotel under Grand Hyatt Standards.

The items to be supplied by Owner under (3), (4) and, with the exception of spare parts, (5) of subsection B above are hereinafter collectively referred to as “Furnishings and Equipment”.

The parties acknowledge and agree that the definition of Hotel as set forth in this Section 3 will change as a result of the currently ongoing design, programming and planning exercise for the Site. Following the completion of the design, programming and planning exercise, either party may request that the parties execute and deliver a mutually acceptable instrument supplemental hereto containing a final definition of the Hotel whereupon the parties agree to negotiate in good faith, prepare and execute such instrument.

Section 4. Mixed-Use Development. Owner has advised Hyatt that the Site shall be dedicated to other uses, including retail, other hotels, and a casino (the “Development”).

Section 5. Title to the Hotel. Owner warrants that it has, or will acquire, and throughout the Operating Term as hereinafter defined, will maintain full ownership of the Hotel (or if Owner’s right and interest in the Hotel is derived through a lease, concession or other agreement, Owner shall keep and maintain said lease, concession or other agreement in full force and effect throughout said term) free and clear of any liens, encumbrances, covenants, charges, burdens or claims, except (a) such that do not materially and adversely affect the operation of the Hotel by Hyatt, through the General Manager and (b) mortgages or other encumbrances that provide that this Agreement shall not be subject to forfeiture or termination, except only in accordance with the provisions of this Agreement, notwithstanding a default under such mortgage or other encumbrance. Owner further warrants that Hyatt, through the General Manager, on distributing the profits to Owner in accordance with this Agreement and fulfilling its other obligations hereunder, shall and may peaceably and quietly manage and operate the Hotel during the entire Operating Term. Notwithstanding the generality of the foregoing, in the event that Owner shall, through banks or other lenders, finance the construction of the Hotel, or refinance the Hotel, or use the Hotel as collateral in connection with a borrowing for non-Hotel purposes, Owner shall secure a non-disturbance and attornment agreement, in a form reasonably acceptable to Hyatt, from any such lenders. Such agreement would provide that the lender or lenders and Hyatt will adhere to the terms of this Agreement following any foreclosure or similar action by the lender or lenders and their successors and assigns, including any person who may acquire the assets of the Hotel.

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Owner shall pay and discharge any ground rents, or other rental payments, concession charges and any other charges payable by Owner in respect of the Hotel and, at its expense, undertake and prosecute all appropriate actions, judicial or otherwise, required to assure such quiet and peaceable management to Hyatt, through the General Manager. Owner shall further pay all real estate taxes and assessments that may become a lien on the Hotel and that may be due and payable during the Operating Term, unless payment thereof is in good faith being contested by Owner and enforcement thereof is stayed. Owner shall not later than twenty (20) days following the written request by Hyatt or the General Manager furnish to Hyatt or the General Manager copies of official tax bills and assessments and tax receipts showing the payment of such taxes and assessments.

Section 6. Fund for Training, Pre-Opening and Opening Expenses. Hyatt shall prepare a training, pre-opening and opening expenses budget (the “Pre-opening Budget”) and deliver such Pre-opening Budget (in the format as outlined in Appendix B attached hereto) to Owner for its approval, which approval shall not be unreasonably withheld, between 18-24 months prior to the projected formal opening date of the Hotel. Owner shall make available funds as required in accordance with the Pre-opening Budget, pursuant to a disbursement schedule prepared by Hyatt and approved by Owner and shall deposit such funds into a bank account in the trade name of the Hotel (the “Grand Hyatt Macau – Pre-opening Account”). The authorized signatories of this Pre-opening Account shall be the General Manager or an Executive Assistant Manager of the Hotel as “A signatories and the Director of Finance or Assistant Director of Finance of the Hotel as “B” signatories. Such authorized signatories shall be approved by resolution(s) of the Board of Directors of Owner. The Pre-opening Budget shall include the costs and expenses of (a) recruiting, relocating, training and compensating Hotel employees (including temporary subsistence for relocated employees until they have procured permanent accommodations within or outside the Hotel in accordance with H.I.’s personnel policies), (b) organizing Hotel operations, (c) pre-opening advertising, promotion, and literature, (d) obtaining all necessary licenses and permits (including the fees of attorneys and other consultants incidental thereto), (e) interim office space outside the Hotel, (f) telephone, telefax and electronic mail charges, (g) travel and business entertainment (including opening celebrations and ceremonies), (h) the staff facilities described in Section 14 of Article III, and (i) other pre-opening activities incurred prior to or concurrently with the formal opening of the Hotel. Hyatt and its affiliates and other hotels operated by H.I. and its affiliates shall be reimbursed for all reasonable costs (evidenced by valid receipts in appropriate cases) incurred by them in connection with pre-opening activities of the Hotel, including, inter-alia, (a) for a period of twelve (12) months prior to the formal opening of the Hotel, Chain Marketing Services as defined in Section 2 of Article VII, based on US$394.00 (in 2006 United States dollars) per guest room, per annum, (b) the salaries, transportation, and subsistence outside the Hotel of personnel of Hyatt, its affiliates or other H.I. hotels assigned temporarily to the Hotel to assist in pre-opening activities (Hyatt shall make available to Owner, upon request, information on any such salaries and other subsistence to demonstrate the validity and accuracy of any such amounts), and (c) the expenses, excluding salaries, of such personnel making occasional visits to the Hotel in connection with pre-opening activities (with suitable evidence to demonstrate the validity and accuracy of any such expenses).

The Pre-opening Budget shall be revised as necessary upon consultation with Owner from time to time prior to the formal opening of the Hotel. The amounts allocated for various expense classifications within the Pre-opening Budget may be increased or decreased by Hyatt in consultation with Owner, provided that the total amount disbursed, with the exception of the additional amounts required, as provided below in this Section, as the result of postponement of the formal opening of the Hotel, shall not exceed the total of the Pre-opening Budget without the prior approval of Owner.

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For the purposes hereof, Hyatt and the General Manager shall utilize the currency of Macau (“Patacas”) to the fullest extent possible and the balance of the funds required hereunder shall be made available in United States dollars or in currency freely convertible into United States dollars, without reduction for income, withholding, business tax, if any, value added or any other taxes imposed by Macau or the People’s Republic of China, or bank charges or any other charges. If the tax authorities of Macau or the People’s Republic of China shall impose any income, withholding, business tax, if any, value added or other tax upon the funds for pre-opening expenses, such taxes shall be for the account of and shall be borne by Owner and shall be promptly paid by Owner in order that such funds shall be available to Hyatt and/or the General Manager, on a full and timely basis.

If Hyatt shall not receive timely payment from Owner of pre-opening funds in accordance with the aforesaid Pre-opening Budget, Hyatt shall have the right, but not the obligation, to advance its own funds for such purposes and to be reimbursed therefor, all in accordance with the provisions of Article XI of this Agreement.

In the event of the postponement of the formal opening of the Hotel beyond the date scheduled upon the arrival of the General Manager assigned to the Hotel, at which time the newly scheduled formal opening date shall be set forth in a memorandum to be signed by both parties, Hyatt and the General Manager, shall use their best efforts to minimize the additional costs and expenses resulting from such postponement. Owner shall make additional monthly payments as reasonably required by Hyatt, after consultation with Owner, due to the delay in, and until, the formal opening of the Hotel. With the consent of Owner, Hyatt may, through the General Manager, prior to said formal opening conduct partial operations of the Hotel, the expenses and revenues of said partial operations to increase or reduce the pre-opening expenditures budgeted in accordance with the provisions of this Section, and Hyatt shall be entitled to receive monthly its basic management and incentive fees, at the rates provided for in Section 1 of Article IV and upon the terms set forth in Section 2 of Article IV, based upon Revenue and Gross Operating Profit, as defined in Article V, resulting from such partial operations.

With the exception of fees for partial operations as provided for above, neither Hyatt nor any affiliate of Hyatt shall receive any fee or profit for rendering pre-opening services. However, if this Agreement shall be terminated before the expiration of five (5) years following the formal opening of the Hotel as the result of any default by Owner, then Hyatt shall be entitled to receive from Owner, as liquidated damages solely to compensate Hyatt for rendering pre-opening services (and without prejudice to Hyatt’s right to claim and receive damages arising in respect of the termination of the Management Agreement and Hyatt’s future fees and other entitlements hereunder for itself and for H.I. affiliates), the amount of US$400,000. The parties agree that the US$400,000 is the actual quantum of the damages in respect of the value of pre-opening services Hyatt would suffer due to such early termination.

Hyatt shall, through the General Manager, within four (4) months after the formal opening of the Hotel, account to Owner for all expenditures made under this Section and pay over to Owner forthwith any excess of the funds advanced by Owner over the total of such expenditures.

Section 7. Formal Opening of the Hotel. The formal opening of the Hotel shall occur on a date to be mutually agreed upon by Owner and Hyatt, but in any event only after (a) Hyatt deems (i) the Hotel to be substantially completed and (ii) the Furnishings and

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Equipment, Ancillary Hotel Equipment and Operating Equipment to have been substantially installed therein, all in accordance with the provisions of Section 2 of this Article, (b) the architect has issued his certificate of completion, (c) all licenses and permits required for the operation of the Hotel (including liquor and restaurant licenses and police, fire and health department permits) have been obtained, (d) adequate working capital has been furnished by Owner in accordance with Section 1 of Article VII, and (e) the Hotel has been accepted by Hyatt and is ready to render appropriate service to guests on a fully operational basis. Notwithstanding the formal opening of the Hotel, Owner shall proceed diligently thereafter to fulfill all of its obligations hereunder regarding the construction, furnishing, equipping and decorating of the Hotel and to cure all defects or deficiencies as to which notice shall be given by Hyatt to Owner as soon as practicable after said formal opening.

ARTICLE II

Operating Term and Provisions Relating to Termination

Section 1. Operating Term. The term of this Agreement shall commence upon the date hereof and the initial operating term hereunder shall commence at the formal opening of the Hotel and expire at midnight on December 31 of the eighteenth (18th) full calendar year following said formal opening. “Operating Term” shall mean and include the initial operating term as aforesaid and any extension thereof as may be mutually agreed by the parties, each acting in their sole discretion.

Section 2. Termination Related Provisions.

(1) Upon the expiration or earlier termination of this Agreement for whatever cause, Hyatt shall, at Owner’s cost and expense, novate or assign to Owner or otherwise put into the name of Owner if not already in that name, all contracts (if any) entered into by Hyatt in relation to the Hotel, subject, where appropriate, to Owner agreeing to indemnify Hyatt to its reasonable satisfaction in connection therewith and to the Owner’s right to refuse such novation or agreement, where the contract in question is not entered into in the Hotel’s or Hyatt’s ordinary course of business or contains unusually onerous terms. Provided however, Owner understands and agrees that contracts entered into by Hyatt or its affiliates for services which are provided for the benefit of hotels operated by Hyatt or its affiliates, such as credit card acceptance agreements, frequent flyer program participation agreements and the like, shall not be novated or assigned to Owner upon the expiration or termination of this Agreement.

(2) Hyatt shall deliver to the Owner (or its agent or nominee) all plans, designs, drawings, layouts, specifications and other documents or materials (which are not owned by Hyatt) relating to the Hotel and in the custody or control of Hyatt within thirty (30) days from termination.

(3) Hyatt shall leave at the Hotel all property located therein (other than property proprietary to Hyatt or affiliates of Hyatt) in its then existing condition.

(4) In the event there is a termination of the Hyatt Regency Agreement and not this Agreement, Hyatt and Owner shall confer on the implications of such termination on the operation of the Hotel and make any necessary changes to operational arrangements between Owner and Hyatt consequent on Hyatt ceasing to manage both the Regency and the Hotel including, without limitation, the need to revise the Operating Bank Account arrangements. Hyatt agrees to cooperate reasonably with Owner’s designated replacement manager in respect of the transition of management for the Regency.

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ARTICLE III

Operation of the Hotel

Section 1. Key Operating Principles. In recognizing that the Hotel forms part of the Development which comprises an integrated entertainment complex including a casino, the parties have agreed on their management philosophy in undertaking their respective roles as manager and owner of the Hotel and have recorded those philosophies in the key operating principles set out in Appendix D (“Key Operating Principles”). The intention is to ensure that Hyatt performs its management services and its obligations under this Agreement having regard to the Key Operating Principles and that Owner will perform its obligations under this Agreement having regard to the Key Operating Principles. The Key Operating Principles must be reviewed annually by the parties after the Annual Plan is agreed in accordance with Section 4 of Article VII, and any agreed amendments to the Key Operating Principles must be recorded in an instrument supplemental hereto and signed by the parties.

Section 1A. Standards of Operation. Hyatt shall, through the General Manager, operate the Hotel under standards comparable to those prevailing in “Grand Hyatt” hotels. Hyatt shall, through the General Manager, conduct all activities of the Hotel in a manner that is customary and usual to such an operation and in accordance with the laws of Macau and, insofar as feasible and in its opinion advisable, local character and traditions, with diligence and care generally attributable to a professional manager of a hotel with similar characteristics. Hyatt shall use its diligent efforts to ensure that the General Manager acts in an honest and faithful manner in the operation of the Hotel and that the relationship with Owner operates through channels of dialogue and transparency.

Section 2. Control of Operation. Subject to the terms of this Agreement, Hyatt shall, through the General Manager, have complete control and discretion in the operation of the Hotel. Nothing herein shall constitute or be construed to be or to create a partnership or joint venture between the Owner and Hyatt, and the right of Owner to receive financial returns based upon the operation of the Hotel shall not be deemed to give Owner any rights or obligations with respect to the operation or management of the Hotel. Recommendations with respect to the operation of the Hotel and any matter addressed or contained in the Annual Plan (as defined in Section 4D of Article VII hereof) made by Owner shall be considered by Hyatt and the General Manager and, if consistent with Grand Hyatt Standards, shall be respected where feasible. Any such matters may be discussed, at Owner’s discretion, in the monthly meeting with the General Manager as provided in Section 6 of this Article III. The control and discretion by Hyatt, through the General Manager, shall include the use of the Hotel for all customary purposes, terms of admittance, charges for rooms and commercial space, entertainment and amusement, food and beverages, labor policies, wage rates and the hiring and discharging of employees, maintenance of the bank accounts and holding of funds in the trade name of the Hotel, and all phases of promotion and publicity relating to the Hotel. Hyatt shall have the right to select and appoint, on behalf of Owner, all employees of the Hotel, including the General Manager, the Executive Committee Members, expatriate personnel and other key executives of the Hotel; provided, however, Owner shall have the right to approve, which approval shall not be unreasonably withheld, the appointment of the General Manager, the Director of Finance and the Director of Marketing of the Hotel and any replacements thereof. Owner shall have the right, on any occasion where Hyatt believes it is necessary to appoint a new General Manager, Director of Finance, or Director of Marketing, to meet the candidate(s) for such positions and to express to Hyatt its approval or articulate concerns about such candidate(s).

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Section 3. Leases and Concessions. Hyatt shall, through the General Manager, operate in the Hotel all facilities and provide all services that are located within the confines of the Hotel and are dedicated to service of the guests of the Hotel (including, without limitation, the lobby shop and newsstand). Hyatt shall not lease or grant concessions in respect of such services or facilities without the prior written consent of Owner, which shall not unreasonably be withheld, except that Hyatt or the General Manager shall have the right in the Hotel’s name or, if appropriate, in the name of Owner, which shall execute the necessary documents upon request, to lease or grant concessions in respect of commercial space or services of the Hotel that are customarily subject to lease or concession in comparable hotels. The rentals or other payments received by Hyatt, the General Manager or Owner under each such lease or concession (but not the receipts of the lessees or concessionaires) shall be included in the Revenue, as hereinafter defined.

Owner shall not allow any lessee or concessionaire to utilize the name “Grand Hyatt Macau” or in Chinese directly as part of its trade name in its advertising or promotional materials. However, lessees or concessionaires operating in the Hotel shall be at liberty to state the name “Grand Hyatt Macau” or in Chinese as part of their address.

Section 4. Management Services. Without limiting the generality of the foregoing, during the Operating Term Hyatt shall, through the General Manager, in consideration of its fees and subject to reimbursement of its expenses as hereinafter provided, inter-alia:

(a) ask for, demand, collect and give receipts for all charges, rents and other amounts due from guests, patrons, tenants, sub-tenants, concessionaires and other third parties providing services to guests of the Hotel and, when desirable or necessary, cause notices to be served on such guests, patrons, tenants, sub-tenants and concessionaires to quit and surrender space occupied or used by them;

(b) arrange for association with one or more credit card systems in conformity with H.I.’s general policy in such regard;

(c) recruit, interview, and hire employees of the Hotel and pay from the Operating Bank Account(s) of the Hotel salaries, wages, taxes thereon as appropriate, and social benefits;

(d) subject to the affiliate provisions of Section 8 of this Article III, establish purchasing policy for the selection of suppliers and negotiate supply contracts to assure purchases on the best available terms;

(e) subject to the affiliate provisions of Section 8 of this Article III, arrange for the purchase of utilities, equipment maintenance, telephone and telex services, vermin extermination, security protection, garbage removal and other services necessary for the operation of the Hotel, and for the purchase of all food, beverages, operating supplies and expendables, Furnishings and Equipment and such other services and merchandise necessary for the proper operation of the Hotel;

(f) provide appropriate sales and marketing services including definition of policies, determination of annual and long-term objectives for occupancy, rates, revenues, clientele structure, sales terms and methods;

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(g) provide appropriate advertising and promotional services including definition of policies and preparation of advertising and promotional brochures (folders, leaflets, tariffs and fact sheets, guide books, maps, etc.) to be distributed in H.I. hotels and sales offices;

(h) cause its affiliates to furnish the sales and marketing services and centralized reservation services as provided for in Section 2 of Article VII;

(i) make available its own and its affiliated companies’ personnel for the purpose of reviewing all plans and specifications for alteration of the premises, and advising with reference to the design of replacement Furnishings and Equipment and the quantities required, and in general for the purpose of eliminating operational problems or improving operations;

(j) establish and implement training and motivational programs for employees, such as the “Training for Your Future” program and other training and motivational programs implemented in H.I. hotels;

(k) arrange for the insurance coverage to be maintained by Hyatt as provided in Section 2 of Article VIII and comply with the terms of all applicable insurance policies;

(l) institute in the name of Owner (and with Owner’s approval) lawsuits or other legal actions in connection with the operation of the Hotel deemed necessary or advisable by Hyatt, provided that Owner shall have the right to participate in and approve any settlement or compromise thereof;

(m) install and maintain the accounting books and records in accordance with the provisions of Section 1 of Article V and other information systems required for the efficient operation of the Hotel and file such tax returns relating to Hotel operations as may be required by the laws of Macau;

(n) subject the accounting books and records and operations systems of the Hotel to review by internal auditors of H.I. or its affiliates;

(o) maintain and enhance the computer software for the hotel operations management system; and

(p) pay, when due, the Common Area Allocation (as hereinafter defined) and the Marketing Allocation (as hereinafter defined) for the Hotel.

Section 5. Operating Bank Account(s). Hyatt shall, through the General Manager, deposit all funds received from the operation of the Hotel into one or more bank account(s) in the trade name of the Hotel (the “Operating Bank Accounts”) that shall be held by Hyatt in the trade name of the Hotel for the benefit of Owner at an internationally recognized bank in good standing chosen by Owner, and from which disbursements of the entire cost and expense of maintaining, conducting and supervising the operation of the Hotel, the payments pursuant to Sections 1 and 3 of Article IV, Section 2 of Article VII, capitalized alterations, additions and improvements pursuant to Sections 2 and 3 of Article VI, and any other expenditures in accordance with the terms of this Agreement shall be made by such employees of the Hotel, designated by Hyatt and approved by Owner, whose signatures shall be authorized by resolution of the Board of Directors of Owner. The sole authorized signatories of the Operating Bank Account(s) shall be the General

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Manager or an Executive Assistant Manager of the Hotel (as “A” signatories), the Director of Finance or Assistant Director of Finance of the Hotel (as “B” signatories), and a signatory nominated by Owner (as a “C” signatory). Notwithstanding the foregoing, the signature of the “C” signatory shall be required only in the instance of any single transaction (or series of related transactions) of an amount equal to US$100,000 in 2006 terms, which amount shall be adjusted by the Consumer Price Index of Macau S.A.R., on an annual basis, other than payments for salaries and salary related expenses of the Hotel employees, insurance premiums, reimbursement of Chain Allocation expenses, payment of Reservations charges, payment of charges for the Gold Passport program (as each of the foregoing are defined or provided in Section 2 of Article VII hereof), and payment for service contracts in the Approved Annual Plan (as defined in Section 4D of Article VII). Owner hereby agrees that it shall and shall cause the “C” signatory to co-sign any checks, payment request or wiring instructions timely, without otherwise causing any delay to the payment procedures and timing as contemplated in this Section. All monies in such bank accounts and any interest accrued or accruing thereon, are Owner’s property and under no circumstances may these monies be mingled with any funds which are not connected with the operation of the Hotel. Hyatt shall only make expenditures from the Operating Bank Accounts in a manner generally consistent with the Approved Annual Plan.

Section 6. Consultations with Owner. The General Manager of the Hotel shall meet with Owner monthly to review, explain to and discuss with Owner the monthly financial and operating results and cash flows of the Hotel, to review the forecast for the next succeeding three (3) months of the Hotel, and to discuss other operational matters and matters of interest to Owner. In addition, at Owner’s request, Hyatt’s Area Vice President (or other appropriate executive) shall meet with Owner on a quarterly basis to review the operation of the Hotel and to discuss the quarterly results. Hyatt’s Area Vice President (or other appropriate executive) shall also, upon Owner’s request, explain and discuss with the appointed representative(s) of Owner the Annual Plan (as hereinafter defined) and the opinions, views and recommendations of Owner with respect thereto.

Section 7. Hyatt’s and General Manager’s Right to Contract. In order to carry out its duties under this Agreement during the Operating Term, Hyatt shall, through the General Manager, have the right, in the name of Owner or in its own name as agent for Owner, to incur expenses and to enter into contracts with third parties in the ordinary course of business of the Hotel, in connection with pre-opening activities pursuant to Section 5 of Article I as well as during the Operating Term, which contracts shall include, without limitation, contracts for sales of rooms, food and beverages and other facilities of the Hotel, the purchase of food and beverages and Operating Supplies, employment of personnel, advertising and business promotion, repairs and maintenance, administration, heat, light and power, insurance, legal and accounting services, and other goods and services; provided, however, that Owner shall have the right to approve any contract (or a series of related contracts) obligating the Hotel for any amounts (excluding payments contemplated hereunder to Hyatt or any employees) in excess of US $100,000 in 2006 terms, which amount shall be adjusted by the Consumer Price Index of Macau, S.A.R., on an annual basis. Hyatt shall not enter into any onerous or restrictive obligations which would not normally be undertaken by an operator of a hotel of the same class. Pursuant to Section 5 of this Article, all amounts due and payable to the suppliers of goods and services in accordance with the terms of such contracts shall be paid from the Operating Bank Account(s) of the Hotel, which shall be replenished, to the extent necessary to make all such payments, by Owner, as required under Section 1 of Article VII of this Agreement. Any such contracts entered into by Hyatt or the General Manager on behalf of Owner shall be honored by Owner if they shall survive earlier termination of this Agreement. Hyatt must obtain the approval of Owner before entering into any contract with a term that exceeds the Operating Term.

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Section 8. Contracts with Hyatt Affiliates. In its management of the Hotel, Hyatt or the General Manager, may purchase goods, supplies, insurance and services from or through H.I. or any of its affiliates so long as the prices and terms thereof are competitive with the prices and terms of goods, supplies and services of equal quality available from third parties. In addition, Hyatt may retain itself or H.I. or any of its affiliates as a consultant and to perform technical services in connection with the maintenance and enhancement of computer software for the hotel operations management system and any substantial remodeling, repairs, construction or other capital improvement to the Hotel and Hyatt or H.I. or its affiliate shall be reasonably compensated for its services. Hyatt shall, through the General Manager, have the right to utilize the Hotel and its facilities to train employees of other hotels operated by Hyatt or H.I. and its affiliates. The Hotel shall be reimbursed for any additional expenses that may be caused as a result of such training, unless such expenses shall be offset by benefits accruing to the Hotel arising out of services performed by such trainees. Except for Chain Marketing Services and other services identified in Article VII, Hyatt shall not purchase goods, supplies or services from itself or any affiliate, or enter into any other transaction with an affiliate of Hyatt wherein any portion of the cost thereof will be paid or reimbursed by the Hotel, except with the prior consent of Owner, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, recognizing the varied nature and scope of investments by or on behalf of the Pritzker Family, there will be situations where a company in which the Pritzker Family holds an interest does business, directly or indirectly, with Hyatt or individual Hyatt hotels, in some cases without the knowledge of such interest by Hyatt management. Subject to the provisions of the succeeding sentence of this Section 8, any such transactions entered into in the ordinary course of business will not be deemed a violation of the provisions of this Section. However, where the Pritzker Family interest is material and is known or becomes known to Hyatt management, Hyatt will inform Owner, and will discontinue such arrangements if then requested by Owner. “Pritzker Family” shall mean (i) all natural and adoptive lineal descendants of Nicholas J. Pritzker, deceased, and their spouses; (ii) all trusts for the benefit of any person described in clause (i) and the trustees of such trusts in their capacities as such; (iii) all legal representatives of any person or trusts described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by or under common control with any person, trust or other entity described in clauses (i), (ii) or (iii). “Control” for purposes of this definition shall mean the ability to direct or otherwise significantly affect the major policies, activities or actions of any person.

Section 9. Agency Relationship. In the performance of their duties hereunder, Hyatt and the General Manager shall act solely as agents of Owner. All debts and liabilities to third persons incurred by Hyatt and the General Manager in the course of their operation and management of the Hotel shall be the debts and liabilities of Owner only and Hyatt and the General Manager shall not be liable for any such obligations by reason of their management, supervision, direction and operation of the Hotel for Owner. Hyatt and the General Manager may so inform third parties with whom they deal on behalf of Owner and may take any other reasonable steps to carry out the intent of this paragraph.

Section 10. Hyatt’s Right to Reimbursement. During the term of this Agreement, Hyatt may elect to advance or to cause H.I. or any of its affiliates to advance its own funds in payment of any costs and expenses incurred for the benefit of the hotel operation that Hyatt shall have the right or the obligation to incur or cause to be incurred in accordance with the provisions of this Agreement, (a) whether incurred (i) separately and distinctly from costs and expenses incurred on behalf of other hotels of Hyatt or H.I. or its affiliates (hereinafter collectively called the “H.I. group”), or (ii) in conjunction therewith (including, without limitation, insurance premiums, advertising, business promotion, training and internal auditing programs, social benefits of the H.I. group for which

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employees of the Hotel may be eligible, attendance of such employees at meetings and seminars conducted by members of the H.I. group and the Chain Marketing Services provided in accordance with Section 2 of Article VII), and (b) irrespective of whether such funds shall be paid to any third party or to any member of the H.I. group or any other hotels operated by any member of the H.I. group. If any member of the H.I. group or any hotel operated by any member of the H.I. group shall advance its own funds as aforesaid, it shall be entitled to prompt reimbursement therefor by the Hotel.

Any amount required to be reimbursed to Hyatt or H.I. or any of its affiliates in accordance with the provisions of this Agreement shall be payable in United States dollars or in the currency in which the expense was incurred, without reduction for income, withholding, business tax, if any, value added or any other taxes imposed by the tax authorities of Macau, or the People’s Republic of China, or bank charges or any other charges, at the principal office of Hyatt or H.I. or its affiliate or such other place as Hyatt may, from time to time, designate. In the event that the tax authorities of Macau or the People’s Republic of China shall impose any income, withholding, business tax, if any, value added or other tax upon such reimbursements of costs and expenses, or deem such reimbursements to be income taxable to Hyatt or its affiliates, such taxes shall be for the account of and shall be borne by Owner, which shall promptly pay any such taxes in order that Hyatt or its affiliates shall receive full and timely reimbursement for all of its advances hereunder. Hyatt shall, through the General Manager, have the right to withdraw the amount of such reimbursements from the Operating Bank Accounts of the Hotel, utilizing such United States dollars or other currency freely convertible into United States dollars that may be available in such Operating Bank Accounts, or Hyatt (or the General Manager) may convert such amount from Patacas to United States dollars. If exchange control regulations of Macau or the People’s Republic of China delay the conversion of such amounts into United States dollars, Hyatt or H.I. or its affiliate may elect to receive and retain such amounts in Patacas during the period of such delay, but such election shall not constitute a waiver of the right of Hyatt, or H.I. or its affiliate to receive payment thereof in United States dollars.

Section 11. Employees of the Hotel. Subject to the provisions of Section 2 of Article III, Hyatt shall, on behalf of and in consultation with Owner, select and appoint the General Manager of the Hotel. Hyatt shall, through the General Manager, on behalf of Owner and subject to the provisions of Section 2 of Article III, select and appoint all employees of the Hotel, including the Executive Committee Members, expatriate personnel and other key executives of the Hotel. Each employee of the Hotel, including the General Manager, shall be the employee of Owner and not of Hyatt, and Hyatt shall not be liable to such employees for their wages or compensation, and every person performing services in connection with this Agreement, including any agent or employee of Hyatt or H.I. or any of its affiliates or any agent or employee of Owner hired by Hyatt, shall be acting as the agent of Owner. The aforesaid notwithstanding, Hyatt may elect to assign employees of Hyatt or H.I. or any of its affiliates or of other hotels of H.I. temporarily as full-time members of the executive staff of the Hotel and pay the compensation, including social benefits, of such employees. In such event Owner shall reimburse Hyatt monthly for the total aggregate compensation, including social benefits paid or payable to or with respect to such employees, and Hyatt shall make available to Owner, upon request, information on any such salaries and social benefits to demonstrate the validity and accuracy of any such reimbursed amounts. To the extent that Hyatt deems advisable and in Owner’s best interest, Owner shall delegate to the General Manager of the Hotel the authority to employ, pay, supervise and discharge employees of the Hotel as shall be required.

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Hyatt and the General Manager shall inform Owner of any major changes of the Hotel’s personnel as soon as practicable. Hyatt shall, unless explanations for not doing so are given by Hyatt to the reasonable satisfaction of Owner, terminate the employment of any personnel of the Hotel forthwith or where practicable, after consultation with Owner, if at any time any such personnel shall:

(1)	be guilty of serious misconduct or commit a material breach of any of the terms of his employment or after warning in writing, willfully neglect to perform his assigned duties; or

(2)	commit any act of fraud or dishonesty (whether or not connected with his employment); or

(3)	be incapacitated (including by reason of illness or accident) from performing his assigned duties for a period or periods in aggregate amounting to six calendar months in any period of twelve months; or

(4)	as a result of his other activities or interests, be in a position which conflicts with his assigned duties.

Owner may request that Hyatt removes any of such personnel for any of the aforementioned reasons if it has reasonable grounds to believe that that is the case. Hyatt shall comply with Owner’s request either forthwith or as soon as possible upon investigation of the matter.

With the consent of Hyatt, not to be unreasonably withheld, Owner shall have the right to request Hyatt to remove (on not less than thirty (30) days’ written notice) the General Manager, Director of Finance, and/or Director of Marketing if, in the Owner’s reasonable opinion, the General Manager, Director of Finance, and/or Director of Marketing, as appropriate, has demonstrated poor performance due to the lack of skills or constant neglect of his or her duties; provided, that the General Manager, Director of Finance or Director of Marketing, as appropriate, shall have previously received at least two (2) prior written warnings or reprimands, on dates at least thirty (30) days apart, from the Owner with respect to poor performance (with copies to Hyatt), and General Manager, Director of Finance or Director of Marketing, as appropriate, shall have theretofore been afforded with a reasonable opportunity to cure such circumstances.

Section 12. The General Manager. The parties understand that Hyatt shall fulfill its obligations to operate and manage the Hotel under this Agreement and shall exercise its control and discretion in such operation by designating the General Manager to be employed by Owner, which General Manager (herein called the “General Manager”) shall (a) be familiar with H.I.’s method of hotel operation, (b) be furnished with H.I.’s policies and systems and procedures manuals from time to time in effect, and (c) whose major activities shall be reviewed and supervised by Hyatt while he shall retain full autonomy to make day-to-day decisions with respect to such operations. To such purpose, Owner shall grant such power of attorney to said General Manager as shall be required.

Section 13. Hyatt’s Management Modules. The parties understand further that all of H.I.’s management modules including, but not limited to, policies and procedures, operations, accounting and training, which are furnished by Hyatt in connection with its management of the Hotel are and shall be at all times, without further act or action, the exclusive property of H.I. and Hyatt shall, through the General Manager, have the right to remove such management modules from the Hotel upon the expiration or sooner termination of this Agreement.

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Section 14. Staff Facilities. During the pre-opening period (the period of at least twelve (12) months prior to the formal opening of the Hotel) and during the Operating Term, Owner shall provide the General Manager, the Executive Committee Members, key executives and expatriate personnel of the Hotel fully furnished accommodations with the necessary related facilities, furnished in accordance with Hyatt’s standards and specifications. Such costs and expenses shall be provided for in the Pre-opening Budget and the Annual Plan.

Section 15. Special Provisions Relating to the Development and the Casino.

A. Hyatt acknowledges that the Hotel will be only one component of the Development and that Owner contemplates that the Hotel and the non-Hotel components will share certain common areas and facilities. Subject to Hyatt’s reasonable approval, Owner may locate certain standard Hotel facilities such as, by way of example, the fitness center in the non-Hotel components of the Development. Owner shall assure Hyatt that, in respect of the facilities located outside of the Hotel, Hotel guests have sufficient rights of access reasonably satisfactory to Hyatt and that Hotel guests enjoy sufficient rights of use of common areas.

B. Hyatt shall cause the General Manager to meet regularly and work cooperatively with the general managers (or equivalent position) of the other components of the Development (such group, including the General Manager, the “Senior Development Management Team”), to develop and implement, and to review and update from time to time as appropriate, policies and strategies (collectively, the “Project Integration Strategies”) designed to facilitate the effective coordination of operations of the Hotel and the other components of the Development and to promote the efficient, effective and profitable operation of the overall Development as a whole while permitting the operation of each component thereof in accordance with the Key Operating Principles and the terms of this Agreement. By way of example (but not limitation), the Project Integration Strategies may include policies and strategies relating to:

(1)	Sales and Marketing. Sales and marketing (e.g., advertisement of Hotel jointly with the Development, and establishment and maintenance of a website and toll-free number for the Development), booking, pricing and collection strategies, all to facilitate the coordination of such matters across the components of the Development;

(2)	Preferred Customers. To the extent the Senior Development Management Team determines that it is in the interest of the Development to offer package pricing or other discounting of room rates to Hotel guests who are preferred customers of the Casino or other components of the Development, the establishment of appropriate allocations of the revenues and expenses associated with such Hotel guests’ patronage of the Casino and other components of the Development;

(3)	Services and Facilities. Sharing of services and facilities among the components of the Development;

(4)	Purchasing. Purchasing of Furnishings and Equipment and Operating Supplies;

(5)	Repair and Maintenance. Leveraging of resources to promote the efficient and effective repair and maintenance of the various components of the Development;

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(6)	Employment Matters. Coordination of union human resources matters, including matters relating to salaries, benefits and other terms of employment at individual components of the Development;

(7)	Insurance. Placement of insurance coverages and adjustment of insurance claims;

(8)	Information Technology. Integration of information technology systems; and

(9)	Other. Such other matters as the Senior Development Management Team shall determine to be reasonably necessary or advisable to promote the efficient and effective operation of the Development as described above.

Hyatt acknowledges that Owner may elect, in connection with the non-Hotel components, to provide to the guests of the non-Hotel components access to certain Hotel facilities. Hyatt shall reasonably cooperate with Owner, and with the persons entitled to such access, it being understood and agreed, however, that Hyatt shall have a reasonable opportunity to review and approve such arrangements, provide input and suggestions with respect thereto, and satisfy itself that the Hotel facilities to which access is being granted are of sufficient size and capacity to permit use thereof by such additional persons without thereby adversely affecting use thereof by Hotel guests and patrons. Notwithstanding the preceding, the Hotel management shall have the exclusive right to control ingress to and egress from areas of the Hotel that are intended to serve the Hotel guests exclusively, and the Hotel management may limit access to and from the Hotel in its reasonable discretion including, without limitation, in matters involving public safety.

C. A portion of the costs (the “Common Area Allocation”) relating to the Hotel and to the non-Hotel components of the Development such as, for example, but not by way of limitation, insurance, common area landscaping, site maintenance, trash removal, extermination and other such costs intended for the benefit both of the Hotel and the non-Hotel portions of the Development, shall be allocated in a fair and reasonable manner. Prior to the opening of the Hotel, Owner shall propose to Hyatt, for Hyatt’s review and approval acting reasonably, the proposed allocation methodology for determining the Common Area Allocation. The agreement of the parties in respect of the Common Area Allocation shall be set forth in a supplemental document to this Agreement to be signed by both parties.

D. The Hotel shall pay, as an operating expense, a reasonable allocation (the “Marketing Allocation”) of the actual out of pocket expenses incurred by Owner in marketing the overall Development. Prior to the opening of the Hotel, Owner shall propose to Hyatt, for Hyatt’s review and approval acting reasonably, the proposed allocation methodology for determining the Marketing Allocation. The agreement of the parties in respect of the Marketing Allocation shall be set forth in a supplemental document to this Agreement to be signed by both parties.

E. In respect of the Common Area Allocation and the Marketing Allocation, Owner shall provide Hyatt, upon request, with reasonable substantiation to back-up the allocations. Hyatt shall have the right not more than six (6) times during the Operating Term to audit, as a Hotel expense, the allocations.

F. The Casino shall have its own signage, entrance and location within the Development. Hyatt shall not manage the Casino. Owner covenants and agrees that, at all times during the term of this Agreement, the Casino shall be leased to or operated by a first-class, international casino management company that is licensed to manage and operate casinos in Macau. Prior to the Formal

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Opening of the Hotel, Owner shall provide Hyatt, for Hyatt’s review and approval, which approval shall not be unreasonably withheld, proposed arrangements relating to (1) the provision of and charges for rooms and other hotel services for customers of the Casino and (2) to the use of and charges for Hotel services by Casino guests including, without limitation, the ability for Casino guests to make charges for Hotel services on to a guest account maintained at the Casino. To the extent that such rooms or services are requested to be made available on a discounted basis, the extent to which Owner shall offset the amount of the discount with revenue from the Casino must be set out in the agreed arrangements referred to above. The parties acknowledge that the administrative details relating to the relationship of the Hotel and Casino may need to be set forth in an agreement supplemental to this Agreement, and that, in addition, more specific provisions embodying the terms of the preceding sentence will need to be agreed upon. In that connection, Hyatt agrees that it shall negotiate in good faith in all matters pertaining to the Casino and will, in all events, act reasonably so long as the terms and provisions thereof shall not be inconsistent with the preceding provisions.

G. Hyatt acknowledges that, as of the date of this Agreement, Owner intends that its affiliate or a company economically owned or to be owned (in either case directly or indirectly and whether by holding shares, convertible bonds, loan capital or other securities of the relevant company) jointly by Melco International Development Limited and Publishing and Broadcasting Limited, formed or to be formed to acquire a sub-concession from Wynn Resorts (Macau) Limited, to operate one or more casinos in Macau, will conclude the acquisition of such sub-concession and operate the Casino. Should such affiliate or jointly owned company (as referred to above) not be the operator of the Casino at any time or for any reason and the manager of the Casino is changed to another person and such change results in, or give rise to an inquiry or other proceeding that could result in, a determination, ruling or order of a government or regulatory authority having jurisdiction over either party to this Agreement and/or its affiliates which objects to such party continuing this Agreement or which has the effect of revoking or jeopardizing (or, should such determination, ruling or order be directed to a party to this Agreement due to any contractual relationship it may have with another beyond such party’s control, which could reasonably lead to revocation or jeopardy of) a material license held by such party and/or its affiliate over a significant part of its or their business if such party continues this Agreement, then such change of manager shall be considered and deemed to be an “Owner Sale” as provided in Section 2A of Article XV hereof, and the provisions of such Section shall apply to the change of Casino manager. Hyatt confirms that it has no objection to a change of the manager of the Casino to another affiliate of Owner or a company economically owned jointly by Melco International Development Limited and Publishing and Broadcasting Limited on the basis referred to above, provided that such change does not result in, or give rise to an enquiry or other proceeding that could result in, a determination, ruling or order as referred to above in this Section.

ARTICLE IV

Management Fees and Owner’s Profit Distribution

Section 1. Hyatt’s Fees. During the Operating Term and any extension thereof, and during the period of partial operations prior to the formal opening of the Hotel, if any, Hyatt shall be entitled to receive:

A. Monthly as a preliminary installment of its basic management fee an amount equal to two percent (2%) of the Revenue of the Hotel during the first three (3) calendar years of the Operating Term and one and three-quarters percent (1.75%) of the Revenue of the Hotel thereafter, as defined in Article V hereof, after deducting from such basic management fee payment all basic management fee payments previously made to Hyatt for such fiscal year; and

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B. Monthly, as a preliminary installment of its incentive fee, an amount equal to the designated percentage (set forth below) of the cumulative Gross Operating Profit of the Hotel during the current fiscal year,

Percentage of Gross Operating Profit
If Gross Operating Profit for a period, expressed as a percentage of Revenue for the same period, is less than or equal to 20% of Revenue	3%
If Gross Operating Profit is greater than 20% of Revenue and is less than or equal to 30% of Revenue	4%
If Gross Operating Profit is greater than 30% of Revenue and is less than or equal to 40% of Revenue	5%
If Gross Operating Profit is greater than 40% of Revenue	7.5%

in each case Gross Operating Profit being as defined in Article V hereof, during the then current fiscal year, after deducting from such incentive fee payment all incentive fee payments previously made to Hyatt for such fiscal year.

C. Within sixty (60) days after the end of each fiscal year during the Operating Term, a final installment based upon the then relevant percentages of Revenue and Gross Operating Profit for the entire fiscal year, after deducting therefrom, however, the amount of the preliminary installments paid under Sections 1.A and 1.B above, as the case may be.

Section 2. Payment of Fees. Hyatt’s basic management and incentive fees (collectively referred to as “Hyatt’s Fees”) shall be determined in Patacas and shall be payable in United States dollars at the official rate of exchange prevailing on such dates as such fees shall be remitted, which fees shall be remitted within thirty (30) days after the end of each calendar month. If Hyatt’s Fees are remitted after thirty (30) days after the end of such calendar month, then such fees shall be converted at the official rate of exchange prevailing on such dates as such fees are determined (i.e., originally calculated). Hyatt shall, through the General Manager, have the right to withdraw the amount of its fees from the pre-opening or Operating Bank Accounts of the Hotel and, after deducting such income or withholding taxes imposed by the tax authorities of Macau as shall be applicable to such fees (and the parties acknowledge that it is intended that Hyatt is solely responsible for income taxes imposed on its net income attributable to such fees), utilize such United States dollars or other currency freely convertible into United States dollars that may be available in such bank accounts or convert such net amount from Patacas to United States dollars and remit such dollars or other foreign currency to its principal office or such other place as Hyatt may, from time to time, designate. If exchange control regulations of Macau delay the conversion of its fees into United States dollars, Hyatt may elect to receive and retain such fees in Patacas during the period of such delay, but such election shall not constitute a waiver of Hyatt’s right to receive payment thereof in United States dollars at the rate of exchange as

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aforesaid. In the event that such fees shall be subject to any value added tax on turnover imposed by the tax authorities of Macau, such fees shall be increased by the amount of such value added tax.

Section 3. Owner’s Profit Distribution. Subject always to the retention of working capital sufficient to assure the uninterrupted and efficient operation of the Hotel (including, without limitation, amounts then deemed by Hyatt to be reasonably required to pay Hotel creditors, Hotel operating expenses, Hyatt’s fees and H.I. reimbursements due hereunder, and amounts required to be credited to the Replacement Reserve), Hyatt shall during the Operating Term cause to be paid to Owner at its principal office, or at such other place as Owner may, from time to time, designate, the Gross Operating Profit after deduction of Hyatt’s fees provided for in Section 1 of this Article (hereinafter referred to as “Owner’s Profit Distribution”) on a monthly basis. Subject always to the retention of sufficient working capital, Owner’s Profit Distribution for each calendar month shall be transferred to Owner within thirty (30) days following the end of such month.

Section 4. Year-end Adjustment. If, for any fiscal year, Owner’s Profit Distribution due under Section 3 and the Hyatt’s Fees payable to Hyatt under Section 1 of this Article in accordance with the profit and loss statement certified by the independent public accountant pursuant to subsection C of Section 4 of Article VII shall be more or less than the preliminary installments paid in accordance with Section 3 and Section 1 above, respectively, Owner and Hyatt shall respectively repay the difference within thirty (30) days after receipt by Owner of said profit and loss statement.

Section 5. Fiscal Years. Fiscal years under this Agreement shall coincide with and be identical to calendar years for all purposes, except that the first fiscal year shall be the period between the date of the formal opening of the Hotel and December 31 of the same year, unless the period is three (3) calendar months or less, in which event the first fiscal year shall be the period from the formal opening of the Hotel until December 31 in the next succeeding year and the last fiscal year, if the Operating Term shall be terminated prior to its expiry date including any extensions thereof, shall be the period between January 1 of the year of termination and the date of such termination.

ARTICLE V

Determination of Gross Operating Profit

Section 1. Books and Records. Hyatt shall, through the General Manager, keep full and adequate books of account and other records reflecting the results of the operation of the Hotel. Such books and records shall be kept in Patacas on the accrual basis and in all material respects in accordance with the then latest edition of the “Uniform System of Accounts for the Lodging Industry”, as adopted by the American Hotel and Motel Association, except as otherwise specified in this Agreement, and in accordance with the laws of Macau.

Section 2. Gross Operating Profit. The term “Gross Operating Profit” as used in this Agreement shall mean the amount computed as follows:

A. All revenues and income of any kind derived directly or indirectly from the operation of the Hotel including service charges collected from guests and not distributed to employees and rental or other payments from lessees or concessionaires (but not the gross receipts of such lessees or concessionaires) (herein called “Revenue”). For avoidance of doubt, the following items of monies shall be excluded from the definition of Revenue:

(a)	working capital and other funds furnished by Owner;

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(b)	interest or other income accrued on amounts in the Replacement Reserve;

(c)	government and local authority excise, sales and use taxes collected directly from patrons and guests or as part of the sales price of any foods, services or displays, gross receipts, admissions, or similar or equivalent taxes and paid over to government or local authorities;

(d)	gratuities received and actually paid to employees;

(e)	proceeds of insurance and compensation paid for any resumption; provided, however, that Owner shall be obligated to pay the basic management fee (as provided in Section 1A of Article IV);

(f)	interest on funds in the operating account; and

(g)	funds collected in respect of activities where a commission only is derived by the Hotel such as, without limitation, commercial tour operations; provided, however, any commissions received from such activities shall be included in Revenue.

B. From the Revenue shall be deducted the entire cost and expense of maintaining, conducting and supervising the operation of the Hotel, which shall include, without limiting the generality of the foregoing, the following:

(1) The cost of all food and beverages and Operating Supplies, as defined in Section 1 of Article VII, sold or consumed and the total relocation expenses, salaries, wages, severance payments and other compensation of all employees of the Hotel, including the General Manager, and their social benefits, which shall include, inter-alia, the life, disability and health insurance, incentive compensation and pension benefits of the H.I. chain for which they may be, in Hyatt’s sole discretion, qualified;

(2) The cost of replacements of or additions to Ancillary Hotel Equipment and Operating Equipment;

(3) All costs and expenses of any advertising and business promotion for the Hotel separate and distinct from other hotels of Hyatt or H.I. or its affiliates and the Hotel’s pro-rata or per-formula share of the costs and expenses of any reservation, advertising and business promotion program in which the Hotel participates with one or more hotels of Hyatt, or H.I. or its affiliates, including Chain Allocation charge, the Reservation charge and the Reserve System Transaction charge, as defined in Section 2 of Article VII, and the Hyatt Gold Passport program and selected airline mileage programs;

(4) The cost of all other goods and services;

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(5) Out-of-pocket expenses incurred by Hyatt and its affiliates for the account of or in connection with the Hotel operation, including reasonable traveling expenses of employees, executives or other representatives or consultants of Hyatt and its affiliates, provided that such persons shall be afforded reasonable accommodations, food, beverages, laundry, valet and other such services by and at the Hotel without charge to such persons or Hyatt;

(6) All costs and expenses of any personnel training of the Hotel, internal audits and management operations reviews (which average two (2) to three (3) weeks in duration) and special training programs conducted by personnel of Hyatt, H.I. or its affiliates for the Hotel, and the Hotel’s pro-rata share of the costs and expenses of any personnel training program in which the Hotel participates with one or more other hotels of Hyatt or H.I. or its affiliates;

(7) All expenditures made by Hyatt and/or the General Manager, for maintenance and repairs to keep the Hotel in good operating condition in accordance with Section 1 of Article VI;

(8) The provision for replacements of and additions to Furnishings and Equipment and the cost thereof in excess of the amount in the Replacement Reserve, in accordance with Section 2 of Article VI;

(9) The cost of alterations, additions and improvements in accordance with Section 3 of Article VI;

(10) Premiums (or reimbursements to Hyatt for premiums) for insurance maintained in accordance with Section 2 of Article VIII (premiums on policies for more than one year to be pro-rated over the period of insurance) and losses incurred on self-insured or uninsured risks;

(11) All taxes and public dues, other than income taxes, payable by or assessed against Hyatt with respect to the operation of the Hotel (including the business tax imposed on turnover by Macau), but excluding all taxes levied or imposed against Owner, the Hotel or its contents, such as rates and real and personal property taxes;

(12) Legal, auditing and other professional fees not relating to negotiation, renewal, termination or default under this Agreement;

(13) A reasonable provision for uncollectible accounts receivable;

(14) The basic management fee payable to Hyatt; and

(15) The Common Area Allocation and the Marketing Allocation.

C. In determining the Gross Operating Profit for any fiscal year, no adjustment shall be made for or on account of any deficiency in the Gross Operating Profit of any prior fiscal year.

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D. Owner’s Costs and Expenses. For the purposes of clarification, it is understood and agreed that Owner’s costs and expenses are not operating expenses of the Hotel and therefore shall not be deducted from the Revenue of the Hotel in determining the Gross Operating Profit of the Hotel. Owner’s costs and expenses shall include, but not be limited to, (a) Owner’s administrative costs and expenses; (b) property damage insurance (“building and contents” insurance) against fire, boiler explosion and such other risks (the term building and contents shall mean the Hotel building, the Hotel building’s mechanical, boiler, plumbing, air-conditioning and electrical plant and equipment, Furnishings and Equipment, Operating Equipment and inventories); (c) ground rent, real estate taxes and assessments, rates, real and personal property taxes, Owner’s corporate profits and income taxes, etc.; (d) debt service, including payments of principal and interest on loans, mortgages, etc.; (e) costs relating to differences in exchange rates on Owner’s cash and loans; (f) amortization of pre-opening costs and expenses; and (g) depreciation and amortization of fixed assets.

ARTICLE VI

Repairs and Changes

Section 1. Normal Repairs and Maintenance. Subject to the provision of adequate working capital by Owner pursuant to Section 1 of Article VII, Hyatt shall, through the General Manager, (save as provided in Section 4 of this Article) repair and maintain the Hotel in good order and condition, ordinary wear and tear excepted.

Section 2. Replacements of and Additions to Furnishings and Equipment. An amount equal to two percent (2%) of Revenue for the first twenty-four (24) months of the Operating Term, three percent (3%) of Revenue for the next twenty-four (24) months of the Operating Term and, thereafter, an amount equal to four percent (4%) of Revenue of the Hotel, as a provision for the replacements of and additions to Furnishings and Equipment and all proceeds from the sale of Furnishings and Equipment (which, for the purposes of this Section only, shall include telephone and switchboard equipment, otherwise included as building installations or systems) shall be credited to a reserve for the replacements of and additions to Furnishings and Equipment (the “Replacement Reserve”). Subject to the retention of an amount equal to Three Hundred Thousand United States dollars (US$300,000), which amount shall be available for unanticipated Furnishings and Equipment expenditures, Hyatt shall transfer from the operating bank account(s) of the Hotel to Owner the amounts set forth in the preceding sentence (the “Replacement Fund”). A book entry shall be credited in the amount that is to be accumulated in the Replacement Reserve. Hyatt shall be entitled to call upon Owner any amounts required to make all replacements of and additions to Furnishings and Equipment deemed by it to be necessary (except as provided under Section 4 of this Article) or desirable, which Furnishings and Equipment shall be and become, forthwith upon acquisition and installation and without further act or action, the property of Owner.

Replacements of and additions to Furnishings and Equipment deemed by Hyatt to be necessary or desirable, the cost of which shall exceed the balance in the Replacement Reserve, shall be subject to the approval of Owner, which shall make available to Hyatt, as additional working capital, the necessary funds therefor, and the cost thereof shall be charged directly to current expenses or shall be capitalized on the books of account in accordance with sound hotel accounting practices. The costs of such replacements and additions that are capitalized shall be depreciated by charges to the Hotel’s operating expenses over their estimated useful lives.

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Any amounts remaining in the Replacement Fund at the termination of the agreement or the expiration of the Operating Term shall be credited to Gross Operating Profit in the last fiscal year of the Operating Term.

Section 3. Alterations. Hyatt shall, through the General Manager, have the right to make, from time to time, such alterations, or improvements in or to the site, building(s), installations and building systems which are customarily made in the operation of first-class hotels. The cost of such alterations, additions or improvements shall be charged directly to current expenses or shall be capitalized on the books of account in accordance with sound hotel accounting practices. The costs of alterations, additions or improvements that are capitalized shall be amortized or depreciated by charges to the Hotel’s operating expenses over their estimated period of usefulness.

Section 4. Essential Repairs, Changes and Replacements. If at any time during the Operating Term, repairs to the building(s), installations or building systems, changes in the Hotel, or replacements (a) shall be required by reason of any laws, ordinances or regulations, or by any order of governmental authority, or (b) shall be essential to the functioning or safety of the Hotel, including its structural integrity, or its continued operation under standards comparable to those prevailing in H.I. hotels throughout the world, such repairs or replacements shall be made by Owner, shall be paid for by Owner, at its expense and not as a charge against operations pursuant to Subsection B of Section 2 of Article V, and shall be made promptly and with as little hindrance to the operation of the Hotel as possible.

Section 5. Other Changes, Replacements and Additions. Any changes, replacements, additions, or improvements not otherwise provided for in this Agreement shall, if mutually agreed upon, be made promptly by Owner (or, if Hyatt agrees, by Hyatt, upon receipt from Owner of sufficient funds therefor) and, if agreed by the parties, shall be a charge against operations pursuant to Subsection B of Section 2 of Article V.

ARTICLE VII

General Covenants of Hyatt and Owner

Section 1. Opening Inventories and Working Capital. Hyatt shall prepare for Owner’s approval an initial inventories and working capital budget in respect to initial inventories and working capital required for the operation of the Hotel with the format as outlined in Appendix C attached hereto (the “Initial Inventories and Working Capital Budget”). Owner shall in advance of the formal opening of the Hotel provide sufficient funds for the initial bank accounts, house cash funds, and inventories of food, beverages and immediately consumable items, such as cleaning material and paper supplies (herein referred to as “Operating Supplies”), and shall initially and throughout the Operating Term at its sole expense provide working capital sufficient to assure the timely payment of all current liabilities of the Hotel (including Hyatt’s Fees payable under Section 1 of Article IV, the Chain Marketing Services payable under Section 2 of this Article, and Hyatt’s reimbursements for out-of-pocket and other expenses incurred by Hyatt for the account of the hotel operation in accordance with the terms of this Agreement) and to assure the uninterrupted and efficient operation of the Hotel and the performance by Hyatt of its obligations hereunder. Initial estimates, in 2006 dollars, indicate the Initial Inventories and Working Capital Budget for the Hotel and the Regency, collectively, to be approximately Two Million Five Hundred Thousand United States Dollars (US$2,500,000). Hyatt shall use its commercially reasonable efforts to obtain the best possible credit conditions from the Hotel’s suppliers, and to convert into cash in the shortest possible time the stocks of merchandise and pending accounts.

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Section 2. Chain Marketing Services, Gold Passport and other Services. Hyatt shall, in the operation of the Hotel and for the benefit of its guests, cause its affiliates to provide outside Macau, convention, business and sales promotion services (including the maintenance and staffing of H.I.’s home office sales force and regional sales offices in various parts of the world), publicity and public relations services, reservation services and all other group benefits, services and facilities including institutional advertising programs (which exclude advertising in which one or more other H.I. hotels participates by mutual agreement and shares the cost thereof), to the extent appropriate furnished to other hotels operated by Hyatt and its affiliates (herein called “Chain Marketing Services”).

Neither Hyatt, nor any other affiliate of Hyatt shall receive any profit for the rendition of Chain Marketing Services. Hyatt’s affiliates shall, however, be entitled to be reimbursed for the Hotel’s share (herein called “Chain Allocation”) of all costs incurred by Hyatt’s affiliates including salaries of officers or employees, in the rendition of said services, and shall also be reimbursed for reservation costs. Charges to the Hotel for Chain Marketing Services (including reservation services) shall be made, commencing from the period 12 months prior to the scheduled formal opening date of the Hotel, on the same basis as to the other hotels operated by Hyatt. The current 2006 formula for Chain Allocation is based on US$394.00 per guest room, per annum, plus one percent (1%) of the gross room revenue of the Hotel per annum during the Operating Term and period of partial operations, if any. The Reservation charge is currently US$8.00 per gross reservation plus, in circumstances where H.I.’s proprietary SPIRIT/RESERVE reservation system (or its successor) is used in making the reservation, US$0.70 per such reservation. The Chain Allocation formula, the Reservation charge and the reservation system charges are subject to change in the future, but all H.I. hotels shall be charged on the same basis. Hyatt shall cause its affiliates to provide Owner with a copy of the audited annual Chain Allocation expenditure statements.

In addition to charges for the above services, the Hotel shall be charged in connection with the Gold Passport Program (or any program that replaces the Gold Passport Program). The charge for the Gold Passport Program is currently four percent (4%) of the total charges incurred by Gold Passport Members at a participating hotel, which amount will be paid into the Gold Passport fund. The Hotel shall receive a Gold Passport per-formula payment when guests use Gold Passport points for stays at the Hotel. Neither Hyatt, nor any other affiliate of Hyatt, shall receive any profit for the rendition of the Gold Passport Program.

Hyatt shall be reimbursed for the cost of performing internal audits, management operations reviews (“M.O.R.’s”) and specialized training programs based on the executive time involved (averaging two to three weeks per audit or M.O.R.) at the Hotel. The per diem charges currently range from US$200 to US$350 dependent upon the seniority of the executives performing the audit, M.O.R. or training.

The Hotel will be also charged for key executives’ (including expatriate personnel’s) social benefits, including life, disability and health insurance, incentive compensation and pension benefits arranged by Hyatt and consistent with Hyatt’s (or H.I.’s) groupwide practices and policies.

Hyatt shall be reimbursed for the Hotel’s proportionate share of premiums for the worldwide insurance coverage (including public liability and crime insurance, such as employee fidelity and cash-in-transit coverage) maintained by Hyatt.

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Section 3. Right of Inspection and Review. The duly authorized officers, accountants, employees, agents, and attorneys of Owner shall have the right, upon reasonable notice to the General Manager of the Hotel, to enter upon any part of the Hotel at all reasonable times during the Operating Term for the purpose of examining or inspecting the Hotel or examining or making extracts from the books and records of the Hotel operation, or for any other purpose which Owner, in its discretion, shall deem necessary or advisable, but the same shall be done with as little disturbance to the operation of the Hotel as possible and all inquiries arising out of such inspection and review shall be addressed only to Hyatt or to the General Manager or such person or persons designated by him. Upon termination or expiration of this Agreement, all books and records relating to the operation of the Hotel shall be delivered by Hyatt to Owner. For a period of two (2) years following the expiration or earlier termination of the Operating Term, Owner shall accord to Hyatt the same right to examine or make extracts from the books and records of the Hotel operation applicable to the Operating Term.

Section 4. Reports. Hyatt shall, through the General Manager, deliver to Owner:

A. Within twenty (20) days after the end of each month a profit and loss statement showing the results of the operation of the Hotel for that month and the year to date, and containing computations of the Gross Operating Profit, Hyatt’s Fees and Owner’s Profit Distribution. The figures contained in such statement shall be taken from the books of account maintained by Hyatt and the General Manager. Such statement shall reflect the terms of this Agreement and shall be prepared, insofar as feasible, in all material respects in accordance with the then latest edition of the “Uniform System of Accounts for the Lodging Industry” referred to hereinabove, as set forth, for purposes of illustration only, in Appendix A hereof.

B. On or before the 31st day of August of each fiscal year including the first fiscal year, a profit and loss statement showing the results of the operation of the Hotel for the first six (6) months of such fiscal year, and containing computations of the Gross Operating Profit, Hyatt’s Fees and Owner’s Profit Distribution. The figures contained in such statement shall be taken from the books of account maintained by Hyatt and the General Manager. Such statement shall reflect the terms of this Agreement and shall be prepared, insofar as feasible, in all material respects in accordance with the then latest edition of the “Uniform System of Accounts for the Lodging Industry” referred to hereinabove, as set forth, for purposes of illustration only, in Appendix A hereof, and signed by the General Manager and the Director of Finance.

C. Within sixty (60) days after the end of each fiscal year, with the exception of the last fiscal year, a profit and loss statement, certified by an independent public accountant selected from one of the four (4) largest international public accounting firms (the “Big Four” firms) or their affiliates in Macau and retained by Hyatt, taken from the books of account of the Hotel and showing the results of the operation of the Hotel during the preceding fiscal year, containing a computation of the Gross Operating Profit, Hyatt’s Fees and Owner’s Profit Distribution for such period, and with a schedule annexed thereto showing all deposits in and withdrawals from the Replacement Fund made during such fiscal year and the balance thereof. The cost of the audit shall be charged to operations of the Hotel. Within sixty (60) days after the end of the last fiscal year, Owner shall deliver to Hyatt a profit and loss statement certified by the aforesaid independent public accountant, showing the results of the operation of the Hotel during such last fiscal year, containing computations of Revenue and Gross Operating Profit and the basic management and incentive fees payable to Hyatt for such period. Hyatt agrees to provide reasonable assistance to the

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accountant in the preparation of the annual statements. Provided that said accountant’s opinions shall be unqualified, such certified statements shall be deemed correct and conclusive for all purposes.

D. No later than November 1st of each calendar year during the Term, Hyatt will prepare and submit to Owner for the following calendar year (i) a forecasted budget of the Hotel’s operations, including forecasts of revenues and operating expenses, estimates of necessary working capital and the assumptions underlying the same; (ii) a proposed marketing plan; and (iii) a proposed budget of Capital Expenditures (for this purpose, inclusive of additions to and replacements of Furnishings & Equipment and additions, alterations and improvements pursuant to Section 3 of Article VI) for the ensuing year. The materials described in clauses (i) and (ii) above are herein collectively referred to as the “Operating Budget”, the budget referred to in clause (iii) above is herein referred to as the “Annual CapEx Plan” and the Operating Budget and Annual CapEx Plan are collectively referred to as the “Annual Plan”.

(1) The Annual Plan shall be prepared in accordance with Hyatt’s standard internal planning and budgeting procedures on Hyatt’s standard formats. Owner agrees that it shall promptly review all Operating Budgets and Annual CapEx Plans submitted to it, and Hyatt agrees that it shall provide Owner with such additional and supplemental information with respect thereto as shall be reasonably requested by Owner and which may be prepared or compiled without unreasonable delay, expense or interruption of normal operations.

(2) Promptly after submission of the Annual Plan, representatives of Owner and Hyatt shall meet at the Hotel or at such other location as may be mutually agreed and at a mutually convenient time to discuss, and attempt in good faith to agree upon, the Annual Plan as provided below.

E. All items of expenditure contained in the Operating Budget shall be subject to approval of Owner, with the exception of the following: (i) costs associated with contracts or arrangements Hyatt or H.I. has made on a chain-wide, regional or business-segment basis in accordance with Hyatt’s authority under the terms of this Agreement; (ii) individual compensation levels for Hotel employees or for Hyatt or H.I. benefit programs; (iii) items (such as room rates, menu or banquet prices, and the like) affecting the estimate of Hotel revenues; or (iv) other expenditures required to be made under the express provisions of this Agreement including, without limitation, expenditures for Management Fees, Chain Allocation, reservation costs, and Gold Passport. Owner shall not withhold its approval for any expenditures which are reasonably necessary, in nature or amount, to enable the Hotel to continue operating in accordance with the standards of operating “Grand Hyatt” hotels throughout the world. Notwithstanding the preceding exceptions regarding Hyatt’s right to establish revenue and expenditure items, Owner shall have the right to suggest changes in such items if it considers the changes reasonably necessary to achieve the Key Operating Principles, subject in all respects to the maintenance of the standards identified in this Agreement. To the extent Hyatt disagrees with suggested changes, Hyatt shall provide Owner explanation for its disagreement explaining why such items meet the Key Operating Principles. The parties will seek to resolve any dispute as to whether an item of expenditure meets the Key Operating Principles in accordance with subsection E (1) below, failing which the dispute shall be submitted to an independent, international accountancy firm (the “Expert”), who shall act as an expert and not as arbitrator to resolve the matter. The Expert

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shall be a person mutually acceptable to Manager and Owner, each acting reasonably in respect of granting or withholding their approval, and shall have at least ten (10) years of international hospitality consulting experience with regional knowledge of the hospitality industry. The decision of the Expert shall be binding upon Manager and Owner and shall be made by not later than the 31st day of December of the year in which the Annual Plan has been submitted for review, and resolution of Operating Budget disputes by the Expert shall be the sole and exclusive process for resolution, Manager and Owner agreeing that any such disputes shall not be subject to arbitration hereunder. The costs of the Expert must be paid equally by the parties.

(1) Subject to the foregoing, Hyatt shall take into consideration the views and suggestions of Owner regarding all aspects of the Operating Budget and both Owner and Hyatt shall attempt, in good faith, to reach a mutually satisfactory agreement, and thereupon to incorporate any such agreements into the Operating Budget. In this connection, Owner shall have the right to suggest changes in operating policies and in the proposed Operating Budget which it considers reasonably necessary to achieve the objectives of near-term and long-term maximization of Hotel profits, subject in all respects to the standards of operating “Grand Hyatt” hotels throughout the world. To the extent Hyatt disagrees with Owner’s suggestions and comments, Hyatt shall provide written explanations for its disagreements. Promptly following the foregoing discussions and explanations, Hyatt shall submit a revised Operating Budget for further comment and discussion in the manner set forth above. Thereafter, the parties shall continue to discuss the Operating Budget until such time as both Hyatt and Owner shall have reached agreement on all items comprising the Operating Budget for which Owner has approval rights hereunder.

(2) Until such time as the parties have agreed on all line items of the proposed Operating Budget for which Owner has approval rights hereunder, Hyatt shall have the right to operate the Hotel in accordance with an Operating Budget comprised of those line items which do not require Owner approval hereunder, those line items that have theretofore been agreed upon by Owner and Hyatt and, only with respect to those line items not yet approved by Owner (and for which Owner has approval rights hereunder), the standards of operation and operating policies in effect during the preceding calendar year (or, with respect to the Hotel’s first Fiscal Year, as proposed by Hyatt in connection with the takeover of the Hotel). Once the Operating Budget has been approved by Owner and Hyatt (the “Approved Annual Plan”), Hyatt agrees that it shall use commercially reasonable efforts to operate the Hotel in a manner consistent with the Approved Annual Plan both as relates to estimates of actual amounts of expenditures, and the operating assumptions underlying the same.

(3) Notwithstanding anything to the contrary in this Section 4 of Article VII, Owner and Hyatt both acknowledge that the forecasts of revenues and estimated expenses contained in the Operating Budget represent Hyatt’s best estimate of the same for the following calendar year and not in any way a guarantee of actual results. Actual revenues and expenses can vary from forecasts and estimates for reasons beyond the reasonable control of Hyatt including, without limitation, the following: (a) the volume of business and the levels of hotel occupancy; (b) the mix of business (that is, the relationship of food and beverage revenues to other hotel related revenues and the relationship of group business to individual travel business); (c) prevailing wage rates and the effects of collective bargaining agreements; (d) inflation; (e) utility rates, insurance premiums and tax increases;

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(f) unanticipated and extraordinary repair and maintenance expenses; (g) the need to meet competitive market conditions; and (h) other similar causes. Owner acknowledges that so long as Hyatt adheres to its covenant to use commercially reasonable efforts to operate the Hotel in a manner consistent with the approved Operating Budget, Hyatt shall have no liability to Owner, and shall not otherwise be deemed in Default hereunder, if actual operating results vary from the Operating Budget.

(4) If at any time during the year Hyatt anticipates that revenues shall be less or expenditures shall be more than those forecasted in the Approved Annual Plan, Hyatt may, but has no obligation to, submit revisions to the Approved Annual Plan for Owner approval as provided above; provided, however, in no event shall the need for any such reforecasting of the Approved Annual Plan, or any portion of it, be deemed a default by Hyatt hereunder.

F. All items of expenditure contained in the CapEx Plan shall be subject to Owner’s approval (provided, however, Owner agrees that it shall approve all CapEx Plan or relevant portions thereof that are reasonably necessary in order to enable the Hotel to meet the standards of operating “Grand Hyatt” hotels throughout the world). If Owner does not approve a proposed CapEx Plan, or any line items or specific Capital Expenditure projects within a proposed CapEx Plan, within thirty (30) days after delivery of the same to Owner, then such CapEx Plan, or such line item(s) or Capital Expenditure projects not specifically disapproved by Owner, as the case may be, shall be deemed approved. In the event of any disapproval, Owner and Hyatt shall meet and confer in good faith in an effort to reconcile differences and reach consensus during the thirty (30) day period thereafter.

(1) If, by the end of the sixty (60) day period following Hyatt’s submission of the CapEx Plan to Owner, Owner has yet to approve a CapEx Plan or a specific Capital Expenditure project, or any portion thereof, Hyatt shall notify Owner in writing of any Capital Expenditure(s) Hyatt deems necessary for the Hotel to meet the standards of operating “Grand Hyatt” hotels throughout the world (collectively, the “Disputed Capital Expenditures”). If Owner does not agree to include the Disputed Capital Expenditures in the Approved CapEx Plan, or as an approved Capital Expenditure project, within thirty (30) days after delivery of Hyatt’s notice, Hyatt shall have the right to submit the issue of whether the Disputed Capital Expenditures are necessary to enable the Hotel to meet the standards of operating “Grand Hyatt” hotels throughout the world to arbitration as provided in Article XIV. The arbitrator’s determination shall be final and binding on both Owner and Hyatt.

(2) Hyatt may not incur Capital Expenditures that are in excess of those required or permitted under the Approved CapEx Plan except for the following: (i) expenditures for the replacement of or additions to Furnishings & Equipment from funds then on deposit or to be deposited in the Replacement Fund which do not exceed US$50,000 for any single expenditure, or US$250,000 in the aggregate in any calendar year; and (ii) expenditures, including Capital Expenditures, which Hyatt reasonably deems necessary to minimize personal injury and property damage in cases of casualty or other emergency, or which Hyatt deems reasonably necessary in order to comply with applicable legal requirements.

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ARTICLE VIII

Insurance

Section 1. Insurance to be Maintained by Owner. Owner shall, at its expense, at all times during the period of construction, furnishing and equipping of the Hotel and at such times during the Operating Term as Owner shall be making essential repairs, changes and replacements and other repairs and changes as provided in Sections 4 and 5 of Article VI, procure and maintain adequate public liability and indemnity and property insurance in financially responsible insurance companies fully protecting both Owner and Hyatt against loss or damage arising in connection with the preparation, construction, furnishing and equipping and any pre-opening activities of the Hotel or in connection with such repairs, changes and replacements made during the Operating Term. Owner shall further, at its expense, at all times from the commencement of the construction of the Hotel and during the Operating Term, procure and maintain adequate insurance for the full replacement value of the Hotel in financially responsible insurance companies against all risk of physical loss or damage to the Hotel and its contents from, including, but not limited to, fire, boiler explosion, and such other risks and casualties for which insurance is customarily provided for hotels of similar character. If possible, such policy shall also cover “business interruption” (loss of profits), in respect of both Owner and Hyatt. All policies shall provide that Owner (and, at Owner’s request, any mortgagee) be named insureds and that Hyatt, H.I. and its subsidiaries, and Hyatt Corporation be named as additional insureds thereby, as their interests may, from time to time, appear. The fire and extended coverage policy insuring damage to the building and contents shall provide that the insurance company agrees to waive any rights of subrogation against Hyatt, H.I. and its subsidiaries, and Hyatt Corporation.

Owner shall, upon request, furnish to Hyatt satisfactory evidence of all insurance maintained by Owner pursuant to this Section 1.

Section 2. Insurance to be Maintained by Hyatt. Hyatt shall, through the General Manager, maintain at all times during the Operating Term the following insurance, if available on usual terms and at customary rates:

(A) Public liability insurance including personal injury, property damage, innkeeper’s liability and advertising liability; automobile liability; and crime insurance including employee fidelity in such amounts as Hyatt shall deem necessary;

(B) Workmen’s compensation, employers’ liability or other such insurance as may be required under applicable laws or which Hyatt shall deem advisable;

(C) In its discretion, Hyatt or the General Manager, may maintain such other insurance as it shall deem necessary for protection against claims, liabilities and losses, wherever asserted, determined or incurred, arising from the operation of the Hotel.

The insurance policies referred to in this Section may contain provisions for deductibility and Hyatt may elect to maintain all or part of such insurance under an arrangement insuring one or more hotels operated by Hyatt or its affiliates, in which event the cost of such insurance shall be allocated by Hyatt to the Hotel on a reasonable basis. All policies shall provide that Hyatt, H.I. and its subsidiaries and Hyatt Corporation, be named insureds and that Owner (and, at Owner’s request, any mortgagee) be named as additional insureds thereby, as their interests may, from time to time, appear. All insurance policies maintained by Hyatt pursuant to this Article VIII shall be primary to any insurance maintained by Owner.

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Hyatt shall, through the General Manager, upon request, furnish to Owner satisfactory evidence of all insurance maintained by Hyatt pursuant to this Section 2.

ARTICLE IX

Damage to and Destruction of the Hotel

If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Operating Term by fire or any insured casualty, Owner shall, at its cost and expense and with due diligence, repair, rebuild or replace the same so that after such repairing, rebuilding or replacing, the Hotel shall be substantially the same as prior to such damage or destruction. If Owner fails to undertake such work within ninety (90) days after the fire or other casualty, or shall fail to complete the same diligently, Hyatt may, but shall not be obligated to, undertake or complete such work for the account of Owner and shall be entitled to be repaid therefor as provided in Article XI, and the proceeds of insurance shall accordingly be made available to Hyatt. Hyatt and Owner shall ensure that any proceeds from insurance shall be applied to such repairing, rebuilding or replacing.

Notwithstanding the foregoing, if:

(i) the Hotel is damaged or destroyed to such an extent that the cost of repairs or restoration as reasonably estimated by Owner exceeds thirty percent (30%) of the full replacement cost (excluding land, excavations, footings and foundations) of the Hotel; or

(ii) the Hotel is damaged or destroyed to such an extent that the estimated time for repair or restoration thereof, in the reasonable opinion of Owner, shall exceed eighteen (18) months from the commencement of such repair or restoration; or

(iii) the damage or destruction shall occur at any time within the last three (3) years of the Operating Term (unless Hyatt shall have any remaining extension options, in which event this provision shall apply only to an occurrence in the last three (3) years of the last extension of the Operating Term, or during the last year of the initial Operating Term or the then applicable extended Operating Term if Hyatt has failed theretofore to have exercised its extension option);

and if in connection with any of the foregoing, Owner elects not to rebuild or restore the Hotel, then Owner shall be entitled to elect by notice to Hyatt given at any time within one hundred eighty (180) days after the occurrence of such damage or destruction to terminate this Agreement without liability to Hyatt or Owner by reason of such termination; provided, however, if Owner terminates this Agreement by reason of any of the foregoing provisions, and Owner thereafter nevertheless commences repair or restoration or rebuilding of a first-class hotel on, or in the vicinity of, the Site, or anywhere else utilizing the proceeds of replacement cost insurance, at any time within three (3) years following any such termination, Hyatt shall have the right (but not the obligation) exercisable at any time within ninety (90) days after Hyatt has actual knowledge of Owner’s intention to rebuild or restore the Hotel, to elect to manage and operate the rebuilt or restored Hotel in accordance with the provisions of this Agreement from the opening date of the rebuilt or restored Hotel and for the unexpired Term (including any extensions) remaining as of the date of the damage or

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destruction event which resulted in Owner’s termination hereof. If there shall be any dispute between Owner and Hyatt as to whether Owner’s estimate of the cost of restoration, the full replacement cost of the Hotel, or the estimated time for repair or restoration is reasonable under the circumstances, the said dispute shall be submitted to arbitration conducted in accordance with the provisions of Article XIV.

ARTICLE X

Condemnation

If the whole of the Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such portion thereof shall be taken or condemned so as to make it imprudent or unreasonable, in Hyatt’s reasonable opinion, to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then the Operating Term shall terminate as of the date of such taking or condemnation. Hyatt shall have the right to seek an independent award from the authority exercising its rights of eminent domain for the value of the Management Agreement.

If only a part of the Hotel shall be taken or condemned and the taking or condemnation of such part does not make it unreasonable or imprudent, in Hyatt’s reasonable opinion, to operate the remainder as a hotel of the type and class immediately preceding such taking or condemnation, this Agreement shall not terminate, but so much of any award made to Owner shall be made available as shall be reasonably necessary for making alterations or modifications of the Hotel, or any part thereof, so as to make it a satisfactory architectural unit as a hotel of similar type and class prior to the taking or condemnation. The balance of the award, after deduction of the sum necessary for such alterations or modifications, shall be fairly and equitably apportioned between Owner and Hyatt, so as to compensate Hyatt and Owner for their respective losses of income resulting from the taking or condemnation.

ARTICLE XI

Right to Perform Covenants and Reimbursement

If Hyatt at any time shall fail, within the time limit and after due notice as specified in Article XII, to make any payment or to perform any act to be made or performed by it pursuant to this Agreement, Owner may without further notice to or demand upon Hyatt, and without waiving or releasing Hyatt from any obligations under this Agreement, make such payment or perform such act. All sums so paid by Owner and all necessary incidental costs and expenses in connection with the performance of any such act by Owner, together with interest thereon at the best lending rate of The Hong Kong and Shanghai Banking Corporation from the date of Owner’s making such expenditures shall be payable to Owner upon demand.

If Owner shall fail, within the time limit and after due notice as specified in Article XII, to make any payment or perform any act to be made or performed by it pursuant to this Agreement, Hyatt may, without further notice to or demand upon Owner and without waiving or releasing Owner from any of its obligations under this Agreement, make such payment or perform such act. All sums so paid by Hyatt, and all necessary costs and expenses incurred in connection with the performance of any such act by Hyatt together with interest thereon at the best lending rate of The Hong Kong and Shanghai Banking Corporation from the date of Hyatt’s making of such expenditures, as well as all sums properly payable by Owner to Hyatt or its affiliates, together with interest thereon at the

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rate above specified from the date on which payment to Hyatt therefor is due, shall be payable to Hyatt by Owner upon demand, or at the option of Hyatt, may be deducted from any installment or installments of Owner’s Profit Distribution then due or thereafter becoming due under this Agreement.

With the exception of emergency cases, neither party shall have the right to make any payment or to perform any act, if there is a bona fide dispute between the parties as to the necessity thereof and such dispute has been submitted to arbitration.

ARTICLE XII

Defaults

The following shall constitute events of default:

(1) The failure of either party to make any payment to the other provided for herein for a period of thirty (30) calendar days after such payment is payable;

(2) The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party;

(3) The consent to an involuntary petition in bankruptcy or the failure to vacate within sixty (60) calendar days from the date of entry thereof of any order approving an involuntary petition by either party;

(4) The appointment of a receiver for all or any substantial portion of the property of either party;

(5) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree shall continue unstayed and in effect for any period of one hundred twenty (120) consecutive calendar days;

(6) The failure by Owner to build, equip, furnish and decorate the Hotel in accordance with Grand Hyatt Standards or to cure defects or deficiencies of which Hyatt shall notify Owner under Section 6 of Article I and the continuance of any such default for a period of thirty (30) calendar days after notice of said failure;

(7) The failure by either party to perform, keep or fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of thirty (30) calendar days after notice of said failure.

In any of such events of default, the non-defaulting party may give to the defaulting party notice of intention to terminate this Agreement after the expiration of a period of thirty (30) calendar days from the date of such notice, and upon the expiration of such period, this Agreement shall terminate. If, however, upon receipt of such notice, the defaulting party shall promptly cure the default, then such notice shall be of no force and effect or, when such default cannot be cured within thirty (30) calendar days, if the

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defaulting party shall take action to cure such default with all due diligence, then the effective date of the termination notice shall be extended for such reasonable time as shall be required for the defaulting party to cure such default.

The rights granted hereunder shall not be in substitution for, but shall be in addition to any and all rights and remedies for breach of contract granted by applicable provisions of law.

Notwithstanding the foregoing, neither party shall be deemed to be in default under this Agreement if a bona fide dispute with respect to any of the foregoing events of default has arisen between the parties and such dispute has been submitted to arbitration.

ARTICLE XIIA

Force Majeure

In the event that any party hereto shall be rendered unable to carry out the whole or any part of its obligations under this Agreement by reason of acts of God, acts of government in exercise of its sovereign power, other force majeure, strikes, wars, riots, civil commotion, acts of terrorism, and any other causes of such nature, then the performance of the obligations hereunder of that party or all the parties hereto as the case may be and as they are affected by such cause shall be excused during the continuance of any inability so caused, but such inability shall as far as possible be remedied with all reasonable dispatch. Notwithstanding anything herein contained to the contrary, if by reason of any one or more of the matters aforesaid, any party hereto is delayed in performing or is unable to perform any material obligation hereunder for more than three (3) months, then, either party may terminate this Agreement by ninety (90) days’ prior notice given after the expiration of the said three (3) month period.

ARTICLE XIII

Trade Name and Exclusivity

Section 1. Name of Hotel. During the Operating Term, the Hotel shall at all times be known and designated as either “Grand Hyatt Macau” or “Grand Hyatt City of Dreams” (in English), at the Owner’s election, and, in Chinese, as or (or such other Chinese name equivalent for “Grand Hyatt City of Dreams” as may be suggested by Owner), except as may otherwise be mutually agreed by Owner and Hyatt. Hyatt hereby covenants that it has the right and authority to grant Owner a non-exclusive license to designate the Hotel under the said trade names. Owner hereby licenses Hyatt to use the “City of Dreams” name in connection with the operation of the Hotel as contemplated by this Agreement and covenants that it has the right and authority to grant Hyatt a non-exclusive license to use the name in respect of the operation of the Hotel. Hyatt will cause the trade names to be duly and properly registered and protected in Macau and shall ensure that neither Hyatt, its affiliates nor any third parties shall own, manage or operate another hotel under the trade name “Grand Hyatt” in English and/or in Chinese in Macau during the continuance of this Agreement. It is recognized, however, that the names “Hyatt”, “Regency”, “Hyatt Regency”, “Grand Hyatt” and “Park Hyatt” when used alone or in conjunction with some other word or words, are the exclusive property of H.I. and Hyatt Corporation. Accordingly, no right or remedy of Owner for any default of Hyatt, nor delivery of the operation and

© 2006 Hyatt of Macau Ltd.	32

management of the Hotel to Owner upon expiration or sooner termination of this Agreement, nor any provision of this Agreement shall confer upon Owner, or any transferee, assignee or successor of Owner or any person, firm or corporation claiming by or through Owner, the right to use the names “Hyatt”, “Regency”, “Hyatt Regency”, “Grand Hyatt” or “Park Hyatt” or , , or in Chinese, either alone or in conjunction with any other word or words, in the use or operation of the Hotel or otherwise. In the event of any breach of this covenant by Owner, Hyatt shall be entitled to damages, to relief by injunction, and to other legal rights or remedies, and this provision shall be deemed to survive the expiration or sooner termination of this Agreement.

Upon the expiration or early termination of this Agreement, Owner shall change the name of the Hotel to exclude the names “Hyatt”, “Regency”, “Hyatt Regency”, “Grand Hyatt” or “Park Hyatt” in English or , , or in Chinese.

Subject to Hyatt’s review and written approval, which review Hyatt shall promptly undertake following written request of Owner, Owner may use the name of the Hotel and the Hotel logo in connection with the marketing for the Development including for use on any web site of the Owner for the Development. Among other reasons, Hyatt may disapprove of any such use if Hyatt deems the depiction of the Hotel logo inconsistent with Hyatt’s corporate marketing standards.

Section 2. Exclusivity. During the Operating Term, Hyatt and its affiliates shall not own, manage, franchise, or operate another hotel in Macau (the “Restricted Area”) under a trade name that includes “Hyatt” in English and/or in Chinese. Other than the restriction set forth in the preceding sentence, there shall be no restriction on Hyatt’s ability to own, manage, franchise or otherwise permit the operation of hotels in the Restricted Area including any of the following:

(a) the Regency pursuant to the Hyatt Regency Agreement;

(b) hotels under the trade name “Park Hyatt” or the corresponding Chinese name for “Park Hyatt”, provided that, in respect of the period commencing as of the date hereof and continuing through the first three (3) years of the Operating Term Hyatt shall have first notified Owner, in writing, of its proposal to own, manage, franchise or otherwise permit the operation of a hotel under the trade names “Park Hyatt” or the corresponding Chinese name for “Park Hyatt” in the Restricted Area, such written notice (the “Park Hyatt Notice”) to include the key commercial terms and Owner shall not have made a written offer to Hyatt to manage a hotel under the trade names “Park Hyatt” or the corresponding Chinese name for “Park Hyatt” in the Restricted Area on terms that are not materially less favorable to Hyatt than those set out in the Park Hyatt Notice;

(c) timeshare facilities that are part of the “Hyatt Vacation Club” timeshare program;

(d) lodging facilities within the Restricted Area operated under brand names that do not include the name “Hyatt”, notwithstanding that such facility may participate in and receive the benefits of Chain Marketing Services and the other services described in Section 2 of Article VII; and

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(e) lodging facilities that are part of a chain of hotels recognized in the hospitality industry generally as being a select or limited service hotel product offering including, without limitation, “Hyatt Place” hotels, notwithstanding that such hotels participate in and receive some of the benefits of the Chain Marketing Services and other services described in Section 2 of Article VII.

ARTICLE XIV

Arbitration

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in force on the date of this Agreement.

The arbitration shall be heard and determined by one arbitrator, who shall be selected by the parties. If within thirty (30) days following the date upon which a claim is received by the respondent, the parties cannot agree on who the arbitrator is to be, the appointing authority shall select the arbitrator. The appointing authority shall be the Hong Kong branch of the ICC or if such branch is unable to act, then the Hong Kong International Arbitration Center.

The place of arbitration shall be Hong Kong, the award shall be deemed a Hong Kong award, and the English language shall be used in the arbitral proceedings.

Any monetary award shall be made and shall be payable in US dollars free of any tax or any other deduction. The award shall include the costs and expenses of the prevailing party, including its reasonable legal fees, and interest from the date of any breach or other violation of this Agreement to the date when the award is paid in full. The arbitrator shall also fix an appropriate rate of interest. In no event, however, should the interest rate during such period be lower than the best lending rate of The Hong Kong and Shanghai Banking Corporation.

The award of the arbitrator shall be the sole and exclusive remedy between the parties regarding any and all claims and counterclaims presented to the arbitrator.

ARTICLE XV

Successors and Assigns

Section 1. Assignment by Hyatt. Hyatt shall have the right to assign its rights and obligations under this Agreement to any one or more wholly-owned subsidiaries of H.I., provided that each assignee enjoys the benefits of the H.I. organization in the same degree as Hyatt. Hyatt shall take such steps as are necessary to ensure that the assignee is bound by this Agreement, and, notwithstanding any such assignment, Hyatt shall not be released from any duties or obligations arising hereunder.

Except as hereinabove provided, Hyatt shall not assign this Agreement without the prior consent of Owner.

Hyatt shall provide copy of the assignment to Owner as soon as possible thereafter.

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Section 2. Assignment by Owner. Owner shall have the right to assign its rights and obligations under this Agreement or its interest in the Hotel to any direct or indirect wholly-owned subsidiary of Melco PBL Melco Holdings Limited (being the joint venture company owned by Melco International Development Limited and Publishing and Broadcasting Limited), provided that Owner shall continue to be liable under this Agreement to the same extent as though such assignment had not been made. Owner shall provide as soon as practicable Hyatt with copies of the documents evidencing a permitted assignment hereunder.

In addition, but subject to Section 2A of this Article XV, Owner shall have the right to assign this Agreement or sell, assign or transfer its interest in the Hotel, or such persons who hold the majority equity interest in Owner at the date of this Agreement, shall have the right to sell, assign, or transfer their majority equity interest in Owner, without the prior consent of Hyatt, to any person or entity who agrees to be bound by all the terms of this Agreement.

Section 2A. Owner Sale. In the event Owner elects to sell, assign or transfer the Hotel (or the persons who hold the majority equity interest in Owner elect to sell, assign or transfer their majority equity interest including a public offering of equity interests in Owner) to a person or entity, and the acquisition by such person or entity results in, or gives rise to an inquiry or other proceeding that could result in, a determination, ruling or order of a government or regulatory authority having jurisdiction over either party and/or its affiliates which objects to such party continuing this Agreement or which has the effect of revoking or jeopardizing (or, should such determination, ruling or order be directed to a party to this Agreement due to any contractual relationship it may have with another beyond such party’s control, which could reasonably lead to revocation or jeopardy of) a material license held by such party and/or its affiliate over a significant part of its or their business if such party continues this Agreement, then, in such event, Hyatt shall have the right, subject to the provisions of the next paragraph, to terminate this Agreement by providing not less than one-hundred twenty (120) days’ prior written notice of such termination.

In connection with a determination by (or notice from) any government or regulatory authority that would, if carried to its logical conclusion, adversely affect or jeopardize a material license as provided in the preceding paragraph before either party exercises its right to terminate this Agreement, it shall afford to the other party (i) full access of official correspondence or other records that provide explanation for the government or regulatory action, (ii) the ability to consult with the affected party in good faith regarding the potential effect of the determination, and (iii) an opportunity to participate in any hearing or other proceeding that bears upon the determination giving rise to the right to terminate this Agreement. It is the intention of this provision that any such matter shall be viewed as affecting both parties hereunder such that both parties should be able to address such a determination before any action to terminate is taken hereunder.

In the event of termination under this Section 2A, no compensation shall be payable by or to either party as a result of such termination.

Section 3. Successors and Assigns. The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties, except that no assignment, transfer, pledge, mortgage or lease by or through Hyatt or by or through Owner, as the case may be, in violation of the provisions of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledgee, lessee or in any occupant.

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ARTICLE XVI

Further Instruments

Each party hereto covenants to the other party that it shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action, including obtaining any government approval, necessary to make this Agreement fully and legally effective, binding, and enforceable as between the parties and as against third parties. Owner, together with Hyatt, shall take the appropriate steps to register this Agreement with the relevant government departments in the People’s Republic of China. Any fees or expenses incurred in connection with the actions called for by this Article XVI shall be borne by Owner.

If required under applicable law in Macau, Hyatt shall register its business as a service provider pursuant to this Agreement with the Serviços de Finanças de Macau (the Macau Finance Department) as soon as reasonably practicable after the determination of registration is determined including, if required, filing the relevant annual tax returns in respect of its income/fees arising from the businesses. Hyatt must, upon request, immediately deliver to Owner the certified copy of the registration application with acknowledgement of receipt by the Serviços de Finanças de Macau, which shall be kept in Owner’s files. Hyatt undertakes to inform Owner of all relevant tax matters in connection with this Agreement, including but not limited to the amount of Taxes (as defined hereinbelow) levied in relation this Agreement and the time of payment of such Taxes. Hyatt shall be responsible for payment of Taxes levied by the Macau authority in relation to this Agreement and all costs in relation to the registration application and filing of the annual tax returns. If the Serviços de Finanças de Macau (the Macau Finance Department) determines that Hyatt should have registered as a service provider in Macau in respect of its services under this Agreement before commencing to provide services hereunder, Hyatt’s position being that no services required hereunder are to be provided in Macau, and such registration was not made by Hyatt, Hyatt shall be liable for and shall reimburse Owner (i) any excess Taxes paid by Owner, which would not have not been paid if Owner could have deducted as costs for tax purposes amounts paid to Hyatt in accordance with this Agreement, and (ii) the amount of any Taxes that are paid by Owner. Prior to the payment of any Taxes to the Serviços de Finanças de Macau (the Macau Finance Department), Owner shall first notify Hyatt of its intention to pay the Taxes and afford Hyatt a reasonable opportunity to either pay the Taxes or contest the payment of the Taxes within the term defined by law for such purpose.

“Taxes” shall mean taxes, levies, imposts, deductions, charges, withholdings and duties (including stamp and transaction duties) under Macau SAR law, together with any related interest, penalties, fines and other statutory charges.

ARTICLE XVII

Notices

Any notice by either party to the other shall be deemed to have been duly given, if either delivered personally or enclosed in a registered post paid envelope addressed:

to Owner at:	38th Floor, The Centrium
60 Wyndham Street
Central, Hong Kong, S.A.R.
People’s Republic of China

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to Hyatt at:	1301, The Gateway, Tower 1
25 Canton Road
Kowloon, Hong Kong, S.A.R.
People’s Republic of China

with a copy to:	Hyatt International Corporation
Hyatt Center, 12th Floor
71 South Wacker Drive,
Chicago, Illinois 60606, USA

as the case may be, or to such other address and to the attention of such persons as the parties may designate by like notice hereunder.

Any such notice shall be deemed to have been rendered or given (i) on the date hand delivered or delivered by reputable courier service (or when delivery is refused), unless such hand or courier delivery was not on a business day or was later than 5:30 p.m. (local time) on a business day, in which event delivery shall be deemed to have been rendered on the next business day and (ii) five (5) business days from the date deposited in the mail, if mailed as aforesaid.

ARTICLE XVIII

Applicable Law

This agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws applicable in the Hong Kong Special Administrative Region of the People’s Republic of China.

ARTICLE XIX

Miscellaneous

Section 1. Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement nor the completion of the transactions contemplated hereby, shall violate any provision of law or the judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or, except as provided in Article XX, require any consent, vote or approval which, the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

Section 2. Consents and Approvals. Wherever in this Agreement the consent or approval of Owner or Hyatt is required, such consent or approval shall not be unreasonably withheld or delayed, shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval. If either Owner or Hyatt fails to respond within thirty (30) days to a request by the other party for a consent or approval, such consent or approval shall be deemed to have not been given.

Section 3. Entire Agreement. This agreement, together with other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be amended or changed only by a writing signed by the parties hereto.

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Section 4. Survival and Continuation. Notwithstanding the termination of this Agreement or of the General Manager’s management of the Hotel in accordance with this Agreement, all obligations of either party provided for herein, that in order to give effect to the intent of the parties need to survive such termination, including interalia, the payment of monies due by Owner to Hyatt or due by Hyatt to Owner, shall survive and continue until they have been fully satisfied or performed.

Section 5. Waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

Section 6. Proration. Wherever in this Agreement there is a reference to the payment of a sum of money applicable to a fiscal year during the Operating Term, such payment shall be prorated for any part of such fiscal year that shall be less than twelve (12) calendar months.

Section 7. Costs and Expenses. Each party shall bear its own legal costs and expenses for and incidental to the preparation, execution and finalization of this Agreement.

ARTICLE XX

EARLY TERMINATION

Section 1. Performance Test.

Commencing with the earlier of (a) the third (3rd) full fiscal year after the completion of the last component of the entire Development, as set forth in the final plan for the Development, and (b) the sixth (6th) full fiscal year of the Operating Term, Owner shall have the right to terminate this Agreement and any related agreements if, for any two (2) consecutive full fiscal years of operation, excluding any year in which a claim of force majeure (as defined in Article XIIA) exists, both (a) the Hotel’s RevPAR (as hereinafter defined) is less than eighty percent (80%) of the weighted average (based upon proportionate number of keys of each hotel) RevPAR of its Competitive Set (as hereinafter defined) for each of the two (2) consecutive operating years in question AND (b) the Hotel’s Gross Operating Profit is less than 80% of the Gross Operating Profit as projected for each such year in the Annual Plan for each such year (the “Performance Test”). Notice of Owner’s election to terminate shall be given in writing within sixty (60) days following the delivery of the annual profit and loss statement for the second of two (2) failed consecutive fiscal years. Failure by Hyatt to achieve the Performance Test contemplated in this Section 1 shall not be deemed a default by Hyatt under this Agreement. For the purposes of this Agreement, the term “RevPAR” shall mean the occupancy rate multiplied by the average daily rate of the Hotel or the Competitive Set, as applicable.

For purposes of this Section 1, the term Competitive Set means the international hotels located in the area of Macau commonly known as “the Cotai Strip” whose age, guest standards, clienteles, facilities, sizes and locations are comparable to and competitive with those of the Hotel, which as at the date of this Agreement include hotels to be operated by any of the following (it being acknowledged that, at the time of execution hereof, not all of the hotels have been built): Hilton International Corporation; Starwood Hotels & Resorts Worldwide, Inc.;

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Shangri La Hotels Corporation, Fairmont Raffles Holdings Limited, Venetian Macau, Far East Consortium International Limited, Marriott International, Four Seasons, MGM and; Wynn Resorts Limited. In the event that either party hereto in good faith believes that any hotel included in the Competitive Set should be changed because such hotel(s) is no longer competitive with the Hotel (or in the event any such Hotel is not built), such party shall propose a change to the other party, and if the other party agrees, the parties shall designate a new list in writing signed by each of them. If the non-proposing party does not agree, the proposing party shall have the right to submit the dispute to binding arbitration as provided in Article XIV of this Agreement.

Section 2. Cure Rights.

In the event notice has been given to Hyatt of Owner’s election to terminate under Section 1 above, Hyatt shall have the right, within forty-five (45) days of receipt of Owner’s notice, to cure such Performance Test failure on not more than one (1) occasion during the Operating Term by paying to Owner an amount equal to the deficiency between Gross Operating Profit actually achieved for each of the two (2) consecutive operating years in which the Performance Test was failed and the amount equal to 80% of the projected Gross Operating Profit as projected for each such year in the Annual Plan for each such year. In the event Hyatt elects to cure a Performance Test failure, such cure payment shall be deemed a payment by Hyatt to Owner and none of such cure payment shall be repayable to Hyatt. Nothing herein contained shall be deemed to obligate Hyatt to cure any Performance Test failure, and the failure to cure the same shall not be deemed an Event of Default by Hyatt under this Agreement.

ARTICLE XXI

Special Conditions

Hyatt shall have the right, which may be exercised notwithstanding any claim of force majeure by Owner, to terminate this Agreement if:

(1) Owner shall not, by January 1, 2008, have obtained financial commitments which in Hyatt’s opinion are satisfactory and will assure the fulfillment of Owner’s obligations under this Agreement; or

(2) Owner shall not have obtained, by January 1, 2010, all necessary government approvals decrees, acts, orders, consents, licenses and permits to enable Hyatt, through the General Manager, to operate the Hotel in accordance with the terms of this Agreement; or

(3) Owner shall not, by January 1, 2008, have commenced the construction of the Hotel; or

(4) Owner shall not, by January 1, 2010, have substantially completed the construction, equipping, furnishing and decorating of the Hotel and have delivered the Hotel to Hyatt; or

[Signatures follow on next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MELCO HOTELS AND RESORTS		HYATT OF MACAU LTD.
(MACAU) LIMITED

By:	/s/	By:	/s/
Name:	Frank Tsui	Name:	Gary Kwok
Title:	Director	Title:	Director

By:	/s/	By:	/s/
Witness:	Eda Kwok	Witness:	Matthew Coe

By:	/s/
Name:	Rowen Craigie
Title:	Director

By:	/s/
Witness:	Jacinda Chalmers

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APPENDIX A

STATEMENT OF PROFIT AND LOSS

Rooms

Revenue

Payroll and related expenses

Other expenses

Departmental income

Food and Beverage

Revenue

Food

Beverage

Cost of Sales

Food

Beverage

Other income

Payroll and related expenses

Other expenses

Departmental income

Telephone departmental income

Net income from minor

    operated departments

Rentals and Other Income

Total Operating department income

Undistributed operating expenses

Administrative and General

Human Resources

Marketing

Energy costs

Property operation and maintenance

Replacements of and additions to Furnishings and Equipment

Basic Management Fee

Gross Operating Profit

Incentive Management Fee

Owner’s Profit Distribution

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APPENDIX B

Schedule of Pre-Opening Expenses Format

1.0	ADMINISTRATIVE AND GENERAL EXPENSES:

1.1	Payroll and Related Expenses:

(Rooms, Minor Operated Departments, Administrative and General, Personnel and Engineering.

1.2	Business Related Expenses:

•	Professional fees

•	Business Related

•	Travel

•	Entertainment

•	Meeting Expenses

1.3	Office Related Expenses:

•	Office Rental

•	Communication Costs

•	Office Supplies

•	Office Utilities

•	Office Miscellaneous

•	Deposits (communications)

•	Installations - Office Equipment

2.0	SALES AND MARKETING EXPENSES:

2.1	Payroll and Related Expenses:

•	Sales and Marketing Department.

2.2	Business Related Expenses:

•	Office Related Expenses

•	Office Rental

•	Communication Costs

•	Office Supplies

•	Office Miscellaneous

•	Travel

•	Entertainment

•	Meeting Expenses

2.3	Marketing Expenses:

•	Sales Materials:

•	Pre-opening Brochures

•	Fact Sheets

•	Rate Sheets

•	Photography/Slides

•	Destination Folders

•	Posters/Mailings

•	Audio/Visual tools

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•	Direct Mail

•	Trade Shows

•	Promotions

•	Advertising

•	Public Relations

•	Chain Allocation

2.4	Opening Ceremonies:

2.5	Miscellaneous:

3.0	FOOD AND BEVERAGE EXPENSES:

3.1	Payroll and Related Expenses:

•	Food & Beverage Department.

3.2	Business Related Expenses:

•	Office Related Expenses

•	Office Rental

•	Communication Costs

•	Office Supplies

•	Office Miscellaneous

•	Travel

•	Entertainment

•	Meeting Expenses

3.3	Marketing Expenses:

•	Sales Materials:

•	Banquet Brochures

•	Banquet Folders

•	Posters/Mailings

•	Promotional Material

•	Advertising

•	Entertainment and Promotion

•	Market Research

3.4	Training Expenses:

•	Food Testing

•	Beverage/Drink

•	Photography

3.5	Miscellaneous:

4.0	OTHER EXPENSES:

4.1	Training - Support Team Expenses:

•	Salary and Related Expenses

•	Airfares

•	Board and Lodging

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•	Miscellaneous

5.0	CONTINGENCIES:

6.0	SOFT OPENING - PROFIT/(LOSS):

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APPENDIX C

Schedule of Initial Inventories & Working Capital Format

1.0	WORKING CAPITAL:

1.1	Cash Fund

1.2	Prepayments (Deposits)

1.3	Accounts Receivable (initial)

1.4	Funding of Operating Losses

2.0	INITIAL INVENTORIES:

2.1	Salable Inventories:

•	Food Inventories

•	Beverage Inventories

2.2	Operating Supplies:

•	Guest Supplies

•	General Supplies

•	Printing Supplies

•	Engineering Supplies

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APPENDIX D

Key Operating Principles

1.	The role of the Hotel is to support the core business of gaming in the Casino by providing accommodation and related hospitality services, in line with Hyatt’s international standards.

2.	When formulating business strategy, the parties should seek to ensure that the goals and objectives of the Hotel are strategically aligned with those for the Casino and the Development as a whole.

3.	The parties should seek to maximize REVPAR by ensuring the highest levels of occupancy as the primary objective over a high room rate. In evaluating REVPAR, the parties will use an appropriate competitive set including the other internationally branded hotels in Macau.

4.	The parties should seek to attract business to the Hotel that will provide the highest potential opportunities for on-spend, and which maximize the profit potential for the Casino and throughout the rest of the Development.

5.	The Hotel should support the Casino by making its facilities available to the most important patrons of the Casino as required provided that appropriate allocations will be made so the Hotel does not incur undue expense.

6.	The Hotel should be operated in a manner that ensures maximum integration with, and fully leverages the facilities available throughout the Development.

7.	It is recognized that Hyatt must (a) protect its brand integrity, (b) be able to maintain the standards required to enable the Hotel to operate in accordance with the standards of “Grand Hyatt” hotels around the world, and (c) match the performance of the Competitive Set

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